UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Thursday, May 24, 2012, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102. Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.

We hope that you will plan to attend our Annual Meeting. It is important that your shares be represented. Accordingly, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person if you are a shareholder of record, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 24th.

Sincerely,

Daniel R. Feehan.

President and Chief Executive Officer

1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2012

The 2012 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Thursday, May 24, 2012, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the eight nominees named in the accompanying proxy statement to serve until their respective successors have been elected and qualified;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012;
(3)	Consider an advisory vote on executive compensation;
(4)	Approve the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan; and
(5)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 27, 2012 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott
Secretary

Fort Worth, Texas

April 13, 2012

IMPORTANT

Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. The proxy statement and annual report are also available for your review at www.proxyvote.com.

i

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2012

GENERAL INFORMATION

The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2012 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 24, 2012, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. This proxy statement and accompanying proxy card and our 2011 Annual Report to Shareholders will be made available to our shareholders on or about April  13, 2012.

PURPOSE OF THE ANNUAL MEETING

(1)	Elect as directors the eight nominees named in this proxy statement to serve until their respective successors have been elected and qualified;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012;
(3)	Consider an advisory vote on executive compensation;
(4)	Approve the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan; and
(5)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

VOTING PROCEDURES

Who Can Vote.

Only record holders of our common stock at the close of business on March 27, 2012, the record date, are entitled to vote. At the close of business on the record date, 29,378,166 shares of common stock, par value $0.10 per share, were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Quorum.

A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of common stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote.

Record Holder. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and we have mailed to you, along with certain other of our shareholders, paper copies of this proxy statement and accompanying proxy card and our 2011 Annual Report to Shareholders.

If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. As described on your proxy card, you may vote by proxy in one of three convenient ways:

•	by mail: sign, date and return the proxy card in the enclosed prepaid envelope;

•	by Internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

Beneficial Owner: If your shares are held in an account at a brokerage firm, bank, broker – dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the notice of availability of proxy materials was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or as otherwise described in the notice of availability of proxy materials.

Vote Required to Adopt Proposals.

Proposal 1 – Election of Directors: Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm, Proposal 3 – Advisory Vote on Executive Compensation and Proposal 4 – Approval of the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve these proposals at the Annual Meeting. If you abstain from voting on these proposals, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.

How the Board of Directors Recommends that You Vote.

The Board of Directors recommends that you vote FOR all proposals in this proxy statement, including:

•	Proposal 1 – Election of Directors;

•	Proposal 2 – Ratification of Independent Registered Public Accounting Firm;

•	Proposal 3 – Advisory Vote on Executive Compensation; and

•	Proposal 4 – Approval of the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker.

If your shares are held in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting.

The proposal to ratify the selection of our independent registered public accounting firm is considered a routine proposal, and broker non-votes will be included in determining the number of votes cast for this proposal. All of the other proposals are considered non-routine proposals, and broker non-votes will not be included in determining the number of votes cast in each of these proposals.

What to do if You Wish to Change Your Voting Instructions.

If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting. If you are a shareholder of record, you may change or revoke your proxy by:

•	notifying our Corporate Secretary in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting (but please note that your attendance at the Annual Meeting will not of itself revoke your proxy).

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What happens if other business is transacted at the Annual Meeting.

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. The period specified in our Amended and Restated Bylaws for submitting additional proposals to be considered at the meeting has passed, and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, or any adjournments and postponements thereof, shares to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Counting the Votes.

Votes will be counted and certified by the Inspectors of Elections, who are employees of Broadridge Financial Solutions and/or outside legal counsel.

Householding of Proxy Materials.

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a separate copy. Shareholders who hold their shares in street name should contact their brokerage firm, bank, broker – dealer, trust, or other similar organization to request information about householding.

We Will Bear Solicitation Expenses.

We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services, plus reasonable out-of-pocket expenses. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation by further mailing, personal conversations, or by telephone, facsimile or other electronic means. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.

How to Request a Copy of the Proxy Materials.

For the Annual Meeting or any future Annual Meeting of Shareholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Shareholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at proxyvote.com. Our Annual Report on Form 10-K is also available under the “Investor Relations” section of our website at www.cashamerica.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members, each of whom is elected annually. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight persons listed below for election as directors. Those elected will serve until the 2013 Annual Meeting of Shareholders, until their successors are elected and qualify or until their earlier death or resignation.

Each nominee is a current director who was elected at the 2011 Annual Meeting of Shareholders. All nominees are independent pursuant to New York Stock Exchange (“NYSE”) listing standards, except for Messrs. Daugherty, Goldstein and Feehan. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Nominee Information and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. As indicated below, our Directors have a combined wealth of leadership and business experience. They have substantive knowledge and skills applicable to our business, including in the areas of financial services, public accounting and financial reporting, risk management, business development, regulation, operations, strategic planning, management development and succession, compensation, corporate governance and international matters. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that it confronts. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and they each have demonstrated business acumen and an ability to exercise sound judgment.

Jack R. Daugherty, 64. Director since 1983. Mr. Daugherty is our founder and has served as Chairman of the Board of Directors since our inception. He was also our Chief Executive Officer from our inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. We believe Mr. Daugherty’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge of and experience with our Company as its founder and former Chief Executive Officer, his 40 years of experience in the pawnshop industry, which give him unique insights into our challenges, opportunities and operations, and his executive leadership experience as our former Chief Executive Officer.

Daniel E. Berce, 58. Director since 2006. Mr. Berce has been President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s Chief Executive Officer from August 2005 to October 2010, President from April 2003 to October 2010 and Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Prior to November 1996, Mr. Berce held various positions with AmeriCredit Corp., including Chief Financial Officer and other positions. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Before joining AmeriCredit Corp., Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AZZ incorporated and Arlington Asset Investment Corp. where he has served since 2000 and 2010, respectively. We believe Mr. Berce’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience, specifically his experience as a Chief Executive Officer of a publicly traded company, his knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, all of which have given him a strong understanding of public company corporate governance and an ability to provide direction and oversight with respect to our financial reporting and business controls.

Daniel R. Feehan, 61. Director since 1984. Mr. Feehan has been our Chief Executive Officer and President since February 2000. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of our subsidiaries from February 1998 to February 1999 before returning to the position of our President and Chief Operating Officer. Mr. Feehan became a director in 1984 and joined us full-time in 1988, serving as our Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ incorporated and RadioShack Corporation where he has served since 2000 and 2003, respectively. We believe Mr. Feehan’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience with and knowledge of our Company and our business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with us over the course of the past 28 years as well as his vast experience as a director of other publicly traded companies, including as the presiding outside director and Chairman of the Board of one of those companies, that has given him a strong understanding of public company corporate governance, his knowledge of the consumer finance industry and his experience and background in finance and accounting.

Albert Goldstein, 31. Director since 2009. Mr. Goldstein is founder and President of Pangea Properties, a real estate investment trust that was founded in April 2011, and Pangea Equity Partners, a private equity fund that was founded in October 2008 (collectively, “Pangea”). Pangea invests in distressed real estate and related assets and manages multi-family apartment properties. Mr. Goldstein served as President of our E-Commerce Division from July 2007 until October 2008. In conjunction with the acquisition of CashNetUSA (which is now part of our e-commerce segment), Mr. Goldstein joined us in September 2006 as Executive Vice President – Internet Lending. Mr. Goldstein founded CashNetUSA in September 2003 and was President and Chief Executive Officer from its inception until it was acquired by us. Prior to September 2003, Mr. Goldstein was an investment banker with Deutsche Bank’s Leveraged Finance/Industrials Coverage practice in New York and worked on various secured and unsecured leveraged debt transactions. We believe Mr. Goldstein’s qualifications to sit on our Board of Directors include, among other things, his knowledge of our business, specifically our e-commerce business, that he obtained as the founder, President and Chief Executive Officer of CashNetUSA and as the President of our E-Commerce Division after CashNetUSA was acquired in 2006, his entrepreneurial experience as both the founder of CashNetUSA and other start-up companies and the executive leadership, financial and operational experience he obtained as our executive officer and as a former investment banker.

James H. Graves, 63. Director since 1996. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm that is primarily focused on emerging growth, financial services companies and is located in Dallas, Texas, since January 2002. Mr. Graves is also a Director of BankCap Partners, LP, a private equity fund, which he co-founded in February 2006. Mr. Graves has also served as an Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company located in Dallas, Texas, since March 2008. Mr. Graves was Vice Chairman and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to 2002, Mr. Graves served as a Senior Executive Officer of Dean Witter Reynolds and as the Chief Operating Officer of JC Bradford & Company. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. where he has served since 1995. Mr. Graves also served as a director at Detwiler Mitchell & Co. from June 2002 until June 2006. We believe Mr. Grave’s qualifications to sit on our Board of Directors include, among other things, his executive leadership and management experience in several businesses, including businesses within the financial services industry and large corporations, his financial and accounting experience, including over 30 years of experience analyzing financial statements, and his experience and corporate governance knowledge that he has obtained as a director of both private and publicly-traded companies, including his service as Chairman of the Audit Committee of another publicly-traded company.

B. D. Hunter, 82. Director since 1984. Mr. Hunter has served as a consultant to Service Corporation International, a publicly-traded company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter served on the Board of Directors of Service Corporation International for approximately 20 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005. We believe Mr. Hunter’s qualifications to sit on our Board of Directors include, among other things, his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his service as a former Chairman, President and Chief Executive Officer of a publicly-traded company, his extensive experience and corporate governance knowledge that he has obtained as a director of various publicly-traded companies, including as our director for approximately 28 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.

Timothy J. McKibben, 63. Director since 1996. Mr. McKibben has served as a Founding Managing Partner of Ancor Capital Partners, L.P., a private equity firm, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978. We believe Mr. McKibben’s qualifications to sit on our Board of Directors include, among other things, his knowledge, leadership and management experience in operations, financial analysis and acquisitions obtained through the private equity firm he founded as well as his experience as a director who has served on multiple committees of a formerly publicly-traded company.

Alfred M. Micallef, 69. Director since 1996. Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of rubber manufacturing and real estate businesses, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on our Board of Directors include, among other things, his extensive business experience in leading and managing businesses that have domestic and foreign operations and his entrepreneurial and strategic skills in assessing businesses and their growth prospects.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012. During fiscal 2011, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit – related services. See “Audit and Non-Audit Fees” for further information.

The Board of Directors is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our Amended and Restated Bylaws do not require this ratification, our Board of Directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an opportunity for you to provide direct feedback to the Board of Directors. If you do not ratify the selection, we will consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board of Directors, whenever it determines that such a change would be in the best interests of us and our shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

Audit and Non-Audit Fees

Fees billed by PricewaterhouseCoopers LLP for professional services rendered for the last two fiscal years were as follows:

	2011	2010	Description of Fees
Audit Fees:	$1,203,820	$987,343	Audit fees consist primarily of the audit and quarterly reviews of our consolidated financial statements and related consents, the audit of internal control over financial reporting and procedures related to statutory audits of our majority-owned subsidiary that operates in Mexico under the name Prenda Fácil (“Prenda Fácil”).

Audit-Related Fees:	$1,958,510	$27,700	In 2011 audit-related fees consist primarily of the three-year audit and the review of the financial statements of Enova International, Inc. (“Enova”), our wholly-owned subsidiary that comprises our e-commerce segment, in connection with the filing of a registration statement on Form S-1 for the proposed initial public offering (“IPO”) of Enova common stock. Audit-related fees also consist of consents, assurance services and other reports required by governmental or regulatory bodies of Prenda Fácil.

Tax Fees:	$89,072	$15,008	Tax fees consist of services provided for required tax reporting by Prenda Fácil.

All Other Fees:	$3,600	$65,169	Other fees consist of amounts paid for technical publications and subscriptions. Other fees in 2010 also include reports related to our operations in the United Kingdom.

Total:	$3,255,002	$1,095,220

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm up to a maximum for any particular item of additional services of 3% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval, provided that in any particular quarter, the costs of all such items of additional services pre-approved by the Chairman may not, in the aggregate, exceed an amount greater than 5% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved. The Audit Committee pre-approved all of the audit and non-audit services and related fees for 2011 and 2010.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

What You are Being Asked to Approve

Pursuant to SEC rules, we must provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement at least once every three years. At our 2011 Annual Meeting of Shareholders, we held our first non-binding shareholder advisory vote on executive compensation and received a strong shareholder vote approving the compensation of our named executive officers. At our 2011 Annual Meeting of Shareholders, our shareholders also approved the recommendation of our Board of Directors to hold future say-on-pay votes on an annual basis. As such, our Board of Directors has determined that we will hold this advisory vote on the compensation of our named executive officers each year.

Our Compensation Program and our 2011 Performance

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In order to align executive pay with both our financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive programs to make executive pay dependent on our performance (or “at-risk”). We also believe that paying a portion of our named executive officer’s long-term incentive compensation in equity, including performance-based equity, further aligns their interests with those of our shareholders.

In 2011, our named executive officers made and effectively managed the execution of key business and strategic decisions that helped us to achieve strong financial results, which include the highest consolidated total revenue that we have achieved in our 28-year history. In 2011, our consolidated total revenue increased 19.1% over 2010, our net income attributable to the Company increased 17.7% over 2010, and our diluted net income per share increased 15.8% over 2010. These accomplishments were significant given the slow recovery and the threat of continued volatility in the U.S. and global economy.

The compensation that our named executive officers earned for 2011 reflected our strong performance and our continued emphasis on pay-for-performance. Shareholders are urged to read the Compensation Discussion and Analysis section, including the Executive Summary, the 2011 Summary Compensation Table and the other related tables and disclosure included in this proxy statement under “Executive Compensation,” which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy.

Resolution to Approve Advisory Vote on Executive Compensation

Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. The Board of Directors values the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and its committees will carefully consider the outcome of the advisory vote on executive compensation and other relevant factors when making future decisions regarding executive compensation. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for our 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF THE CASH AMERICA INTERNATIONAL, INC. FIRST AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN

Upon the recommendation of our Management Development and Compensation Committee and subject to shareholder approval, our Board of Directors has approved the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan (the “Amended and Restated SEBP”), which amends and restates the Cash America International, Inc. Senior Executive Bonus Plan that was approved by our shareholders at our 2007 Annual Meeting of Shareholders and became effective on January 1, 2008 (the “2008 SEBP”).

Background and Shareholder Approval

The 2008 SEBP was adopted by us and submitted to our shareholders for approval in 2007 in order to allow us to make annual cash-based incentive payments that could potentially qualify as performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (“Code”). Section 162(m) generally places a $1 million annual limit on the income tax deductibility of compensation paid to a company’s chief executive officer and each of the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. This limit does not apply to compensation defined in Section 162(m) as “performance-based compensation.” In order for awards to be eligible to be treated as “performance-based compensation,” our shareholders must re-approve the material terms of the performance goals permitted under our Senior Executive Bonus Plan every five years. Thus, we are submitting this proposal so that future awards administered under the Amended and Restated SEBP may meet the shareholder approval requirement of Section 162(m).

We began awarding annual cash-based incentive awards (“STI awards”) under our Short-Term Incentive plan (the “STI plan”) for our named executive officers (consisting of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who are included in our Summary Compensation Table under “Executive Compensation”) under the 2008 SEBP after it was approved by our shareholders. The STI awards are intended to provide additional incentive to our executive officers to achieve targeted levels of corporate financial and strategic performance. Our 2012 STI plan for our named executive officers is administered under the 2008 SEBP. If the Amended and Restated SEBP is not approved by our shareholders, we will not be able to make STI awards that qualify as “performance-based” compensation under Section 162(m) after 2012 under the Amended and Restated SEBP.

As further described below, our Senior Executive Bonus Plan was amended and restated primarily to (i) update the performance goals permitted under the plan, (ii) to permit an affiliate (which includes any of our subsidiaries) to assume responsibility for awards should such affiliate become a separate publicly-held corporation so that the awards may continue to be eligible for deductibility under Section 162(m) and (iii) to add a “clawback” provision that allows us to recoup all or some of the payments made under the plan in certain circumstances in the event that there is a material restatement of our financial results. The shareholder vote requirement in the Senior Executive Bonus Plan was also amended to require the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, to approve the Amended and Restated SEBP, which is consistent with our Amended and Restated Bylaws. If approved by shareholders, the Amended and Restated SEBP will be effective January 1, 2012.

Description of the Amended and Restated SEBP

The following paragraphs summarize the performance goals and other terms of the Amended and Restated SEBP and its operation. The full Amended and Restated SEBP is attached as Annex A to this proxy statement, and the following summary is qualified in its entirety by reference to the Amended and Restated SEBP.

Purpose

The Amended and Restated SEBP is intended to increase shareholder value and our success by linking a portion of the key executives’ compensation to our financial performance, providing rewards for improving financial performance and motivating our key executives to perform to the best of their abilities to achieve our objectives.

Administration of the Plan

The Management Development and Compensation Committee of the Board of Directors will administer the Amended and Restated SEBP. The members of the Management Development and Compensation Committee must qualify as “outside directors” under Section 162(m) for purposes of qualifying the compensation paid under the Amended and Restated SEBP as performance-based compensation under that section. Subject to the terms of the Amended and Restated SEBP, the Management Development and Compensation Committee has the sole discretion to determine the officers who will be granted awards, and the amounts, terms and conditions of each award. In addition, the Amended and Restated SEBP permits an affiliate (which includes a subsidiary) to assume responsibility for awards should such affiliate become a separate publicly-held corporation so that such awards may continue to be eligible for deductibility under Section 162(m).

Eligibility to Receive Awards

While all of our officers or officers of our affiliates (which includes our subsidiaries) are eligible to participate in the Amended and Restated SEBP, which includes 49 people, historically the only people who have received STI awards administered under the 2008 SEBP have been our executive officers, or five people. (STI awards for our other officers and certain other employees have been administered under a separate annual incentive plan.) The Management Development and Compensation Committee will annually determine, in its sole discretion, which officers will participate in the Amended and Restated SEBP. In selecting participants for any year, the Management Development and Compensation Committee will choose those officers who are likely to have a significant impact on our performance, such as our executive officers. Our executive officers that have been designated as participants in the 2012 STI plan that will be administered under the 2008 SEBP include the following: Daniel R. Feehan, President and Chief Executive Officer; Thomas A. Bessant, Jr., Executive Vice President and Chief Financial Officer; Timothy S. Ho, President – E-Commerce Division; Dennis J. Weese, President – Retail Services Division; and J. Curtis Linscott, Executive Vice President, General Counsel & Secretary.

Target Awards and Performance Goals

Under the Amended and Restated SEBP, the Management Development and Compensation Committee will annually establish, in writing: (i) a target award for each participant, which may be expressed as a percentage of base salary, (ii) the performance goals that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula to determine the actual amount of the award, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals. Under the Amended and Restated SEBP, the Management Development and Compensation Committee must annually establish in writing the method of computing base salary for the plan year, which will be before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to benefit plans we sponsor and may be computed using (x) an average of the participant’s annual rate(s) of base pay in effect during the plan year, (y) the participant’s rate of base pay in effect on a specified date during the plan year or (z) such other method that is determined by the Management Development and Compensation Committee.

The Management Development and Compensation Committee has the discretion to select from among the performance measures set forth in the Amended and Restated SEBP when setting performance goals for a particular year. The performance goals applicable to any participant will provide for a targeted level of attainment of one or more of the following objective measures with respect to us or to the subsidiary, division or department for or within which a participant performs services: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre-or after-tax income; pre- or after-tax income from continuing operations; pre-or after-tax income excluding extraordinary, unusual or nonrecurring items; earnings per share; earnings per share from continuing operations, earnings per share excluding extraordinary, unusual or nonrecurring items, cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and/or improvement in or attainment of working capital levels. The new performance goals included in the Amended and Restated SEBP are pre-or after-tax income excluding unusual or nonrecurring items, earnings per share from continuing operations and earnings per share excluding extraordinary, unusual or nonrecurring items. In setting performance goals each year, the Management Development and Compensation Committee may choose performance goals that apply on either a company, division or department basis, as deemed appropriate in light of the participant’s responsibilities. The attainment of our performance under one or more of the measures described above may also be relative to the performance of other companies.

Determination and Payment of Actual Awards

After the end of each fiscal year covered by an award granted under the Amended and Restated SEBP, the Management Development and Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant as established in the first 90 days of that fiscal year were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the formula to the level of actual performance that the Management Development and Compensation Committee certifies. However, the Management Development and Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No participant’s actual award under the Amended and Restated SEBP may exceed $2.5 million for any year (which is the same as the maximum amount in the 2008 SEBP).

The Amended and Restated SEBP requires that the participant be continuously employed by us or our affiliates. If a participant terminates employment with us or our affiliates before December 31 of the fiscal year covered by an award granted under the Amended and Restated SEBP, he or she generally will not be entitled to receive an award for that year. The Management Development and Compensation Committee has the discretion, however, to waive this requirement and pay a terminated participant all or part of the award actually earned, based on the level of achievement of the pre-established performance goals for the participant, for the year of termination or permit an award to be assumed by a former affiliate should such affiliate become a separate publicly-held corporation.

Awards under the Amended and Restated SEBP will be payable in cash or its equivalent after the end of the year during which the award was earned, subject to the Management Development and Compensation Committee’s discretion to reduce or eliminate the award. The Management Development and Compensation Committee may, however, establish programs, procedures and payment mechanisms to permit selected participants to defer receipt of their awards. If a participant dies after earning an award for a particular year, but before the award is actually paid, the award will be paid to his or her estate.

The Amended and Restated SEBP also includes a “clawback” provision that allows us to recoup all or some of the payments made under the Amended and Restated SEBP in certain circumstances in the event that there is a material restatement of our financial results within two years following the applicable incentive payment date. Under this provision, if we are required to materially restate our financial results due to our material noncompliance with any financial reporting requirement under federal securities laws, the Management Development and Compensation Committee may, in its discretion or as necessary to comply with applicable law, require the participant to repay to us an amount equal to all or any portion of the incentive payment received under the Amended and Restated SEBP as may be determined to be appropriate or necessary by the Management Development and Compensation Committee or as may be required by applicable law. To the extent required to comply with applicable law, any applicable stock exchange listing requirements and/or any compensation recovery or clawback policy adopted by us, we may unilaterally amend this provision without the approval of our shareholders or any participant.

Awards under the Amended and Restated SEBP

We have not yet made any awards under the Amended and Restated SEBP, and payments that could potentially be made under the Amended and Restated SEBP cannot be determined.

While our Board of Directors has approved the terms and conditions of the 2012 STI plan that is to be administered under the 2008 SEBP, we cannot determine the future payment for these awards because the potential payment is contingent upon attainment of the pre-established performance goals and the actual award could also reflect the Management Development and Compensation Committee’s exercise of discretion to reduce the award otherwise payable upon achievement of the performance goals. Under the 2012 STI plan, our target STI award for our Chief Executive Officer is 100% of his base salary, and the target STI award for all other named executive officers is 70% of their respective base salaries. In addition, these potential awards are capped at 200% of their target. For a description of amounts paid for 2011 under the 2011 STI plan that was administered under the 2008 SEBP to our named executive officers, see the “Non-equity Incentive Plan” and “Bonus” columns of the Summary Compensation Table under “Executive Compensation” in this proxy statement.

Amendment and Termination of the Amended and Restated SEBP

The Board of Directors or the Management Development and Compensation Committee may amend or terminate the Amended and Restated SEBP at any time and for any reason, but in accordance with Section 162(m), certain material amendments will be subject to shareholder approval. We also expect to resubmit the Amended and Restated SEBP to shareholders from time to time as may be deemed necessary to remain in compliance with Section 162(m) requirements.

Material Federal Income Taxes

The following is a brief description of the federal income tax consequences generally arising with respect to annual incentive awards paid under the Amended and Restated SEBP. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Amended and Restated SEBP. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to us. The provisions of Section 162(m) and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Section 162(m)

Section 162(m) generally places a $1 million annual limit on the deductibility for federal income tax purposes of compensation paid to a company’s chief executive officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. This limit does not apply to compensation defined in Section 162(m) as “performance-based compensation.” The Amended and Restated SEBP provides a means for us to pay “performance-based” annual incentives to certain of our officers while preserving our tax deduction with respect to the payment of such incentives.

Under present federal income tax law, a participant will generally realize ordinary income upon receipt of incentive payments under the Amended and Restated SEBP. We will generally receive a tax deduction for such amounts, provided that the participant’s total compensation is below the limit established by Section 162(m) or the Amended and Restated SEBP award satisfies the requirements of the “performance-based” exception of Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED SEBP.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors and Meetings

Our Board of Directors has three standing committees: the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. All members of the three standing committees are independent directors under NYSE listing standards. (See “Director Independence” for further discussion of director independence.) Committee members are named below.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef

Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives from, and discussions with, management and the independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

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overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of our financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our internal audit function and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and the independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•	providing an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit function and the Board of Directors;

•	reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Board of Directors has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC regulations.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s primary responsibilities include:

•	overseeing our overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy;

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reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

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reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and making recommendations to the Board of Directors regarding such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “LTIP”);

•	developing and overseeing our succession planning and leadership development efforts;

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reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	preparing and approving an annual Management Development and Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Management Development and Compensation Committee charter on an annual basis.

Pursuant to its charter, the Management Development and Compensation Committee may delegate to one or more of our executive officers designated by the Management Development and Compensation Committee the authority to make grants of, among other things, options, restricted stock, restricted stock units (“RSUs”) or performance units under our equity incentive plans, including the LTIP, to eligible individuals other than directors and executive officers, provided that the Management Development and Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Management Development and Compensation Committee the grants so made.

See “Executive Compensation – Compensation Discussion and Analysis” for further discussion of the Management Development and Compensation Committee’s philosophy, policies and procedures.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in the Board’s size or composition;

•	reviewing director compensation and making recommendations to the Board of Directors regarding possible changes in director compensation;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

Meetings. During 2011, the Board of Directors and each of its committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held six meetings and acted by unanimous written consent once;

•	the Audit Committee held seven meetings;

•	the Management Development and Compensation Committee held five meetings and acted by unanimous written consent once;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the independent members of the Board of Directors held four executive sessions.

In 2011, all directors attended 75% or more of meetings of the Board of Directors and committees on which they serve, and six of our directors attended our 2011 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, our Corporate Governance Principles state that we expect our directors to attend our Annual Meeting of Shareholders each year.

Director Independence

As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE listing standards. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.

When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors considers, among other things, all commercial, industrial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us.

Based on these standards and considerations, the Board of Directors has determined that Daniel R. Feehan, our President and Chief Executive Officer, Jack R. Daugherty, our Chairman of the Board of Directors and former Chief Executive Officer, and Albert Goldstein, the former President of our E-Commerce Division, are not independent under the NYSE’s listing standards and the applicable rules and regulations of the SEC and each of our other current directors are independent under these rules.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of our officers, directors and employees;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles, and each of the committee charters on the “Investor Relations” section of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from our Corporate Secretary.

Chairman, Chief Executive Officer and Presiding Outside Director

The roles of Chairman and Chief Executive Officer are separate positions within our Company. Mr. Daugherty, our founder and former Chief Executive Officer, serves as our Chairman, and Mr. Feehan serves as our President and Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Board of Directors believes this structure is appropriate for us because it allows the Chief Executive Officer to focus on our strategic direction and our day to day leadership and performance, and we are also able to leverage the experience and perspective of the Chairman of the Board through his guidance to the Chief Executive Officer and his management team.

In accordance with our Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee, Mr. McKibben, serves as presiding outside director because our Chairman is not independent. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors and executive sessions of the independent directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks and management’s responses to those risks. Pursuant to its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees and discusses with management our policies and practices with respect to risk assessment and risk management. The Management Development and Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Management Development and Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and succession planning, and the Nominating and Corporate Governance Committee manages risks associated with general corporate governance, including the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, see “Executive Compensation – Compensation Discussion and Analysis – Risk Considerations in Our Compensation Programs” for risk oversight and considerations in our compensation programs.

As noted above, we believe our leadership structure is appropriate for us. The Board believes that our Chief Executive Officer, Chairman and presiding outside director provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees.

Director Nominations

Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors meet the NYSE’s listing standards for independence criteria.

In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, age, national origin, sex, disability or any other basis proscribed by law. In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. In order to assure that the Board of Directors contains an effective mix of people to best further our long-term business interests, the Nominating and Corporate Governance Committee assesses the effectiveness of the guidelines with respect to the selection of director candidates in our Corporate Governance Principles by examining its mix of directors and evaluating, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.

Shareholder Nominations. It is our policy to consider properly submitted recommendations for candidates to the Board of Directors from shareholders, and the Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any shareholder entitled to vote in the election of directors at our Annual Meeting may nominate persons for election as directors at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Amended and Restated Bylaws. In accordance with the advance notice provisions of our Amended and Restated Bylaws, to be timely, director nominations must be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the Annual Meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

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as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

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as to the shareholder giving the notice: (i) the name and address, as they appear on our books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of our stock owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of our shares that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any of our securities, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to our securities, and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to our Corporate Secretary, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by our Corporate Secretary with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by our Corporate Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as our director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as our director, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with, applicable law and all of our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines.

Director Compensation

It is our policy that our directors be fairly compensated for their work required for an organization of our size and scope, that their compensation should align their interests with the long-term interests of our shareholders and that the structure of their compensation should be simple, transparent and easy for shareholders to understand. The Nominating and Corporate Governance Committee annually reviews the compensation of our directors and advises the Board of possible changes in director compensation where necessary.

We did not make any changes to our director compensation arrangements and practices during 2011. Each director, other than Mr. Feehan, receives an $8,750 quarterly retainer and a meeting fee of $2,000 per Board meeting attended. The Audit Committee chair receives an additional annual retainer of $6,500, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual retainers of $5,000. All committee members receive meeting fees of $1,250 for each committee meeting attended. In addition, immediately after being elected to our Board of Directors at our Annual Meeting of Shareholders each year, each of our directors, other than Mr. Feehan, receive an annual grant of RSUs under our LTIP. The RSU grant to our directors in 2011 had a value of approximately $80,000. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The table below sets forth the director compensation in 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Jack R. Daugherty	$47,000	$80,044	—	(3)	$127,044
Daniel E. Berce	$66,875	$80,044	—		$146,919
Chairman of the Audit Committee
Albert Goldstein	$47,000	$80,044	—	(4)	$127,044
James H. Graves Chairman of the Management Development and Compensation Committee	$65,750	$80,044	—		$145,794
B. D. Hunter	$58,250	$80,044	—		$138,294
Timothy J. McKibben Chairman of the Nominating and Corporate Governance Committee	$64,500	$80,044	—		$144,544
Alfred M. Micallef	$52,000	$80,044	—		$132,044

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), for RSU awards under the LTIP.

(2)

On May 18, 2011, we granted 1,661 RSUs to all directors except Mr. Feehan. These RSUs were valued at $48.19 per share, the closing price of our common stock on the day preceding the grant date. The aggregate market price of each director’s RSUs was approximately $80,044. One-fourth of the RSUs vest on each May 1, 2012, 2013, 2014 and 2015, except that after the 360th day following the grant date, any unvested RSUs for directors who have served on the Board of Directors for five or more years will automatically become fully vested if such director’s service with the Board of Directors is terminated. In addition, all unvested RSUs granted in 2011 will automatically vest if the director’s service to the Board of Directors terminates as a result of his death or our change-in-control. All directors, other than Mr. Goldstein, have served on our Board of Directors for more than five years. Each vested RSU entitles the director to receive one share of our common stock shortly after the applicable vesting date unless the director has elected to defer receipt of the shares of common stock. The number of unvested RSUs (excluding unvested RSUs that would automatically vest upon the director’s termination of service for any reason other than death) held by each of the directors at December 31, 2011 was 1,661 for Messrs. Daugherty, Berce, Graves, Hunter, McKibben and Micallef and 4,731 for Mr. Goldstein.

(3)	Mr. Daugherty also receives compensation, health care benefits and insurance premiums in the amount of $22,741 in his capacity as our employee.

(4)	Mr. Goldstein also received $2,500 in 2011 for his service as a director of one of our wholly-owned subsidiaries, Enova.

Transactions with Related Persons

Policy. Our written related person transaction policy, which we adopted in July 2007, governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions or series of transactions that are available to all of our employees generally or that involve less than $60,000.

The Nominating and Corporate Governance Committee, or another Board of Directors committee comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning related person transactions and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a Board of Directors or a committee meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board of Directors, applicable committee or director shall determine whether the transaction is fair and reasonable to us or any applicable subsidiary. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.

Transaction. During 2011, we did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.

Procedure for Contacting Directors

You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the whole Board of Directors or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages not addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. Our Corporate Secretary has the discretion to forward these communications to appropriate persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock, par value $0.10 per share, is our only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of our common stock issued and outstanding on March 27, 2012, which was 29,378,166.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716		2,365,821	(1)	8.1%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022		2,277,883	(2)	7.8%

EARNEST Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309		2,047,076	(3)	7.0%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355		1,879,776	(4)	6.4%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, CA 92101	1,732,500	(5)	5.9%

(1)	According to a Schedule 13G/A filed with the SEC on January 24, 2012, Eagle Asset Management, Inc. has sole voting power with respect to 2,365,821 shares and has the sole right to dispose of all 2,365,821 shares.

(2)	According to a Schedule 13G/A filed with the SEC on February 13, 2012, Blackrock, Inc. has sole voting power with respect to 2,277,883 shares and has the sole right to dispose of all 2,277,883 shares.

(3)	According to a Schedule 13G/A filed with the SEC on February 13, 2012, EARNEST Partners, LLC has sole voting power with respect to 897,572 shares, shared voting power with respect to 419,656 shares and has the sole right to dispose of all 2,047,076 shares.

(4)	According to a Schedule 13G/A filed with the SEC on February 10, 2012, The Vanguard Group, Inc. has sole voting power with respect to 43,634 shares and has the sole right to dispose of 1,836,142 shares and a shared right to dispose of 43,634 shares.

(5)	According to a Schedule 13G/A filed with the SEC on February 13, 2012 by NFJ Investment Group LLC (“NFJ”) and Allianz Global Investors Capital LLC (“Allianz”) jointly, each entity may be deemed to beneficially own the shares reported in the table under Rule 13d-3 under the Exchange Act. NFJ has sole voting power and the sole right to dispose of 1,731,400 shares. Allianz has sole voting power and the sole right to dispose of 1,100 shares.

Securities Owned by Officers and Directors

We encourage our directors, officers and employees to own our common stock in order to align their interests with our shareholders. In January 2012 we adopted stock ownership guidelines for our executive officers and directors that require stock ownership that is six times the annual base salary for our Chief Executive Officer and three times annual base salaries for the other executive officers, with such ownership to be attained within five years of the adoption of the guidelines. These stock ownership guidelines also increased the stock ownership requirements for our directors from two times their annual retainer to five times, with such ownership to be attained within five years of the adoption of the guidelines. Individuals who later become our directors or executive officers have five years from the date of becoming subject to the guidelines to achieve the applicable ownership level.

The following table sets forth information about the beneficial ownership of our outstanding common stock as of March 27, 2012 by our directors and executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(2)
Daniel E. Berce	14,733		*
Jack R. Daugherty	22,036		*
Daniel R. Feehan	347,729		1.2%
Albert Goldstein	20,226	(4)	*
James H. Graves	36,408	(5)	*
B.D. Hunter	43,555	(6)	*
Timothy J. McKibben	14,322		*
Alfred M. Micallef	14,322		*
Thomas A. Bessant, Jr.	71,962	(7)	*
Dennis J. Weese	16,525		*
Timothy S. Ho	8,234		*
J. Curtis Linscott	22,588		*
All directors and executive officers as a group (12 persons)(8)	632,640	(9)	2.1%

*	Indicates ownership of less than 1.0% of our common stock

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	The indicated percentages are based on 29,378,166 shares of common stock issued and outstanding on March 27, 2012. For those holding options and RSUs, the percentage ownership is calculated by also including as outstanding:

(a) Shares underlying options that are exercisable within sixty days of March 27, 2012, including the following:

Name	Shares Issuable Under Options Exercisable within Sixty Days
Mr. Feehan	62,500
Mr. Bessant	50,000

(b)(i) Shares that will become issuable to each director upon vesting of RSUs scheduled to vest within 60 days following March 27, 2012, subject to the director’s continued Board service through the vesting date, (ii) unvested RSUs that could become vested within 60 days following March 27, 2012 due to the termination of a director’s Board service if that director has served on our Board of Directors for at least five continuous years and at least 360 days after the date of the RSU grant have passed and (ii) deferred vested RSUs that could become deliverable to the following officers or directors within 60 days following March 27, 2012 due to the termination of their employment or Board service, as applicable:

Name	Shares Issuable within Sixty Days for Vested and Unvested RSUs that may Vest
Mr. Berce	9,733
Mr. Daugherty	14,322
Mr. Feehan	134,594
Mr. Goldstein	3,607
Mr. Graves	14,322
Mr. Hunter	14,322
Mr. McKibben	14,322
Mr. Micallef	14,322
Mr. Bessant	6,562
Mr. Linscott	109

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A of the Code (“Section 409A”). Any such delay has not been considered for the purposes of this table.

(4)	Includes 15,000 shares held by ALG International, LLC in which Mr. Goldstein has a 33.3% interest.

(5)	Includes 22,086 shares held in a Rabbi trust as a result of director compensation that has been deferred under our LTIP.

(6)	Includes 15,000 shares held by a corporation that Mr. Hunter controls. Mr. Hunter disclaims beneficial ownership of such shares. Also includes 9,233 shares held in a Rabbi trust as a result of director compensation that has been deferred under our LTIP.

(7)	Includes 318 shares owned by Mr. Bessant’s spouse.

(8)	Includes all of our directors and all executive officers employed by us as of March 27, 2012.

(9)	This amount includes 338,715 shares that directors and executive officers have the right to acquire within 60 days following March 27, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2011, with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:	909,491	(2)	$8.95	1,887,140	(3)
Equity compensation plans not approved by shareholders:	—		—	—

Total	909,491			1,887,140

(1)	The weighted-average exercise price only relates to outstanding options.

(2)	Includes 140,425 RSUs issued under the Cash America International, Inc. 1994 Long-Term Incentive Plan (the “1994 LTIP”) and 570,166 RSUs issued under the LTIP. The RSUs issued under the LTIP include the maximum number of RSUs that may be issuable under performance-based RSUs granted in 2010 and 2011 if we achieve certain specified levels of improvement in earnings per share over a three-year period and the actual number of performance-based RSUs that were granted in 2009 that vested on January 1, 2011, subject to certification of the performance requirements for vesting by the Management Development and Compensation Committee, which occurred in January 2011 and the shares were issued thereafter. See “Executive Compensation – Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended – RSUs” for additional information about our performance-based RSUs that were granted in 2011.

(3)	Represents shares of common stock available for issuance under our LTIP, which can be granted pursuant to stock options, stock appreciation rights, performance shares, performance units, restricted stock, RSUs and other stock-based awards selected by the Management Development and Compensation Committee.

EXECUTIVE COMPENSATION

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. The Management Development and Compensation Committee oversees the executive compensation program and determines the compensation for our named executive officers. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong financial performance in 2011.

Our named executive officers who are included in our Summary Compensation Table include:

•

Daniel R. Feehan, our President and Chief Executive Officer who has been employed by us since 1988, has served in his current role since February 2000 and has served as one of our directors since 1984.

•	Thomas A. Bessant, Jr., our Executive Vice President – Chief Financial Officer who has been employed by us since 1993 and has served in his current role since July 1998.

•	Timothy S. Ho, our President – E-Commerce Division who has been employed by us since 2006 when we acquired CashNetUSA, his previous employer, and has served in his current role since October 2008.

•	Dennis J. Weese, our President – Retail Services Division who has been employed by us since 2007 and has served in his current role since October 2008.

•	J. Curtis Linscott, our Executive Vice President, General Counsel & Secretary who has been employed by us since 1995 and has served in his current role since May 2006.

Highlights of Our Financial Results for Fiscal 2011

We achieved strong financial results in 2011 as a result of the successful performance of our retail services segment and our e-commerce segment, resulting in:

•

An increase in consolidated total revenue of 19.1%, to $1.5 billion for the year ended December 31, 2011 (“2011”) compared to the year ended December 31, 2010 (“2010”), which was the highest consolidated total revenue in our 28-year history;

•	An increase in consolidated net revenue of 17.8%, to $909.8 million, for 2011 compared to 2010;

•	An increase in net income attributable to the Company of 17.7%, to $136.0 million, for 2011 compared to 2010;

•	An increase in diluted net income per share of 15.8%, to $4.25, for 2011 compared to 2010;

•

An increase in net revenue from pawn related activities, which is the sum of pawn loan fees and service charges and the net proceeds from the disposition of merchandise, of 16.5%, to $523.5 million, in 2011 compared to 2010; and

•	An increase in consumer loan fees, net of consumer loan loss provision, of 20.9%, to $373.0 million, in 2011 compared to 2010.

In 2011, our named executive officers made and effectively managed the execution of key business and strategic decisions that allowed achievement of the financial results noted above. These accomplishments were significant given the slow recovery and the threat of continued volatility in the U.S. and global economy. We refer you to our Annual Report on Form 10-K for 2011 for additional information regarding our 2011 financial results.

Highlights of Our Compensation Programs

Highlights of our compensation programs for our named executive officers, including adjustments that were made during 2011 and 2012 to further align our executive compensation structure with our shareholders’ interests and current market practices, include the following:

•

Elimination of Tax Gross-Up Provisions – We have eliminated all excise tax gross-up provisions that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control in our agreements with our named executive officers, including our Executive Change-in-Control Severance Agreements with Messrs. Bessant, Ho, Weese and Linscott that were amended in January 2012 and our Chief Executive Officer’s employment agreement that was amended in January 2011.

•

Stock Ownership Guidelines – We adopted stock ownership guidelines in January 2012 for our named executive officers and directors that require stock ownership that is six times the annual base salary for our Chief Executive Officer and three times the annual base salaries for the other named executive officers, with such ownership to be attained within five years of the adoption of the guidelines. These stock ownership guidelines also increased the stock ownership requirements for our directors from two times their annual retainer to five times, with such ownership to be attained within five years of the adoption of the guidelines.

•

Clawback Provisions – We have added clawback provisions to our STI plan, award agreements for RSU and performance unit grants made under our LTIP, the Amended and Restated SEBP and our Executive Change-in-Control Severance Agreements that would allow us to recoup annual incentive compensation and performance-based awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

•

2011 STI Awards – Because we significantly exceeded our financial objectives for earnings before taxes, excluding certain unusual items, and other measures during 2011, payments for our 2011 STI awards, which are our annual short-term cash-based incentive awards, were greater than target amounts. The 2011 maximum STI award opportunity for all of our named executive officers was subject to a cap of 200% of their respective target awards.

•

No Positive Discretion for STI Plan – In January 2012, the Management Development and Compensation Committee adopted the 2012 STI plan that does not permit the Management Development and Compensation Committee to use discretion to award amounts greater than the STI awards earned by our named executive officers under our formula-based STI plan. The Management Development and Compensation Committee does, however, have the ability to make discretionary bonus awards to any of our employees that are not based on an STI plan formula.

•

Only Our Chief Executive Officer has an Employment Agreement – Our named executive officers, excluding our Chief Executive Officer, do not have employment agreements and are employed at-will and are expected to demonstrate exceptional personal performance and leadership in order to continue serving as members of the executive team.

•	Limited Perquisites – We provide minimal perquisites and personal benefits to our named executive officers, which are less than $23,000 per person.

•	Risk Management – We perform regular risk management assessments for our compensation and benefit programs relative to executive and non-executive compensation programs.

Our named executive officers’ total compensation is comprised of a mix of base salary, short- and long-term incentive compensation that is based on our performance and retirement and other benefits. Our long-term incentive awards include RSU awards that are both performance- and time-based, with the performance-based RSUs requiring an improved earnings per share (“EPS”) over a three-year period in order to vest, and cash-based awards in the form of performance units for the President of our E-Commerce Division that vest over a three-year period and require annual increases in EBITDA of our E-Commerce Division. We believe in pay for performance, which is reflected in our compensation program. As illustrated below, our Chief Executive Officer’s total compensation, which includes both short- and long-term incentive-based compensation that is based on our performance, has increased commensurate with our increased net income and earnings before taxes (the measure of earnings that we use to determine awards for our Chief Executive Officer in our STI plan, or “EBT”) over the past five years. Additional detail regarding the compensation paid to our Chief Executive Officer during 2011 is provided in the Summary Compensation Table.

A large portion of our named executive officer compensation is at-risk performance-based compensation that is tied to our performance. The chart below shows the elements of compensation that comprised total target direct compensation for our Chief Executive Officer for 2011 and shows that approximately 71% of his total target direct compensation was tied to our financial performance or the performance of our stock on either a short- or long-term basis. The chart below also illustrates that our Chief Executive Officer receives a significant portion of his direct compensation in equity, including performance-based equity, which aligns his interests with those of our shareholders. The total target direct compensation illustrated in the chart below does not include perquisites and retirement and other benefits.

Compensation Discussion and Analysis

Overview of Compensation Program

The Management Development and Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our named executive officers’ total compensation is fair, reasonable and competitive. For more information about the Management Development and Compensation Committee and its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation – Committees of the Board of Directors and Meetings – Management Development and Compensation Committee” in this proxy statement.

We and the Management Development and Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Management Development and Compensation Committee in 2003.

Compensation Philosophy and Objectives

We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contributions to enhancing the value of our shareholders’ investment in us. In addition, we believe in pay for performance and discouraging excessive risk taking by our named executive officers.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group;

•	Targeting competitive short-term incentives at the 60th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

•

Encouraging stock ownership and targeting competitive long-term incentives for executives at the 60th percentile of our competitive group and paid at the 75th percentile for outstanding performance; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary;

•	A performance-based annual incentive award paid in cash;

•	Long-term incentive compensation awards, which include RSU awards that are both performance- and time-based and a long-term cash-based incentive award for the President of our E-Commerce Division;

•	Retirement plans;

•	Health, insurance and other benefits also available to employees generally; and

•	Certain additional benefits available to officers.

When making decisions about each compensation element, the Management Development and Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. In general, the proportion of a named executive officer’s compensation that is at-risk and subject to achieving incentive targets increases with the executive’s position and responsibility.

Management Development and Compensation Committee’s Role in Establishing Compensation. The Management Development and Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our named executive officers, including grants of equity awards. The Management Development and Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Management Development and Compensation Committee chair sets the agenda for all committee meetings, with input from management.

Management’s Role in Establishing Compensation. Our Chief Executive Officer and our Vice President – Compensation and Benefits are the primary management contacts for the Management Development and Compensation Committee chair. Our Vice President – Compensation and Benefits monitors our executive compensation and from time to time makes suggestions to the Management Development and Compensation Committee for changes to the compensation program.

In 2011, our Chief Executive Officer, Vice President – Compensation and Benefits and General Counsel attended Management Development and Compensation Committee meetings to discuss matters under consideration by the Management Development and Compensation Committee and to answer questions regarding those matters. The Management Development and Compensation Committee also met regularly in executive session without members of management present.

Our Chief Executive Officer recommends to the Management Development and Compensation Committee changes in compensation for other named executive officers based on an assessment of their contribution to our performance, their individual responsibility for a business segment, function and/or strategic goals and their potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations for changes in the Chief Executive Officer’s compensation.

Employment and Severance Agreements. We do not have employment agreements with any of our named executive officers, except our Chief Executive Officer, Mr. Feehan. On May 1, 2008, we entered into a five year employment agreement with Mr. Feehan that terminates on April 30, 2013 but may be extended for successive one-year periods. Under his employment agreement, Mr. Feehan agreed to serve as our President and Chief Executive Officer for a term of five years with an initial base salary of $700,000 which may be increased by the Management Development and Compensation Committee (and was increased in 2010 and 2011 as further discussed under “Base Salary”). In addition, under the agreement Mr. Feehan is eligible to participate in our short-term incentive compensation program, long-term equity compensation program and other employee benefits programs. The agreement also has provisions regarding nondisclosure, nonsolicitation and noncompetition. A discussion of the provisions in the employment agreement regarding payments that may be made upon Mr. Feehan’s termination, including upon a change-in-control, is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Under Mr. Feehan’s employment agreement, upon a termination of employment for any reason other than death, disability or termination for just cause within 12 months following a change-in-control, Mr. Feehan would be entitled to a severance payment and various benefits (which is also referred to as a “modified single-trigger”) as further described under the heading “Potential Payments Upon Termination or Change-in-Control.” The Management Development and Compensation Committee believes this arrangement is appropriate because it provides Mr. Feehan, in light of his tenure and our successful long-term performance under Mr. Feehan’s leadership, with protection in the event of a change-in-control. In 2011, Mr. Feehan’s employment agreement was amended to remove a provision that would have allowed for a gross-up payment on excise taxes as a result of termination due to a change-in-control in order to make the agreement more in line with current compensation practices for chief executive officers.

We have previously entered into Executive Change-in-Control Severance Agreements with each of our named executive officers, other than our Chief Executive Officer. Like certain provisions of our Chief Executive Officer’s employment agreement, these agreements are designed to promote stability and continuity of senior management in the event of a potential change-in-control. In January 2012, the Management Development and Compensation Committee approved the Cash America International, Inc. First Amended and Restated Executive Change-in-Control Severance Agreements for its named executive officers other than Mr. Feehan (the “Amended Change-in-Control Agreements”), and each such named executive officer entered into the Amended Change-in-Control Agreement effective on the same date. The Executive Change-in-Control Severance Agreements were amended primarily to (a) remove a provision in each of the agreements that allowed for a gross-up payment for excise and certain other taxes that could become payable as a result of payments made in connection with a change-in-control, (b) update the change-in-control definition to be consistent with our other agreements that utilize the change-in-control definition of Section 409A, and (c) include a clawback provision that allows us to recoup all or some of the incentive compensation paid, issued or granted to the executive under certain circumstances in the event that there is a material restatement of our financial results.

In addition, we have a Severance Pay Plan for Executives that would most likely be followed, subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, in the case of termination of one of our named executive officers, other than Mr. Feehan. Information about payments that may be made to the named executive officers under the Executive Change-in-Control Severance Agreements and the Severance Pay Plan for Executives upon termination or our change-in-control is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

2011 Compensation

2011 Review. In 2010, the Management Development and Compensation Committee engaged Mercer, LLC (“Mercer”) to complete a formal review of base salaries, short-term incentives and long-term incentives for each of our named executive officers compared to persons holding comparable positions with similar duties at the publicly-traded companies listed below and to general industry survey data. Mercer provided general observations on our compensation programs and peer group companies, but it did not determine or recommend the amount or form of compensation for our named executive officers. In 2010, Mercer did not provide any other services to us and worked with our management only on matters for which the Management Development and Compensation Committee was responsible. The following publicly-traded company peer groups were used in 2010 by Mercer and the Management Development and Compensation Committee for comparison purposes in its review:

Financial Services Peers

• Advance America, Cash Advance Centers, Inc.	• First Cash Financial Services, Inc.
• Advanta Corp.*	• Rent-A-Center, Inc.
• Dollar Financial Corp.	• QC Holdings, Inc.
• EZCORP, Inc.	• World Acceptance Corporation

Local Peers

• AmeriCredit Corp.*	• Trinity Industries, Inc.
• Pier 1 Imports, Inc.	• Tuesday Morning Corporation
• RadioShack Corporation	• Zale Corporation
• Rent-A-Center, Inc.

*	Since the date of the 2010 Mercer survey, Advanta Corp. had a plan of bankruptcy that became effective during 2011 and AmeriCredit Corp. was acquired by General Motors Company in 2010.

When compared against the financial services peers provided by Mercer, we were the second largest company in terms of both revenue and market value, and when compared against the local peers, our revenue was in the bottom quartile and market value was near the median.

The total compensation of the Chief Executive Officer and Chief Financial Officer was compared to the total compensation of persons holding the same positions in both peer groups as well as to general industry survey data. Due to the small sample size for top division executives within the peer groups, the total compensation of the President of our Retail Services Division was compared to the total compensation of the top division and operating executives from both the local and financial services peer groups and against retail industry survey data for division heads. Many of our peers did not publicly disclose compensation or have sufficient comparison data for individuals holding similar positions with similar duties to those held by our other named executive officers, namely the President of our E-Commerce Division and our General Counsel and Secretary. Therefore, the total compensation of the President of our E-Commerce Division was compared against the total compensation of the fourth highest paid executives in both of our peer groups and against general industry survey data, and the compensation of the General Counsel and Secretary was compared against the total compensation of the fifth highest paid executives at peer companies and against general industry survey data.

In 2011, the Management Development and Compensation Committee determined that the formal review of our named executive officer compensation performed by Mercer during 2010 was still relevant given our stable business environment and the broader economic climate and used the survey information provided by Mercer, including the information regarding the peer companies set forth above, in their 2011 review of compensation for our named executive officers. In 2011, the Management Development and Compensation Committee did not engage in strict benchmarking and referred to the information provided by Mercer as a general reference but did not use the information to determine specific levels of compensation.

In 2011, our Chief Executive Officer engaged Mercer to perform a competitive market analysis of the compensation of Enova in connection with its proposed IPO. Management also engaged Mercer to provide general competitive market compensation information for our majority-owned subsidiary that operates under the name Prenda Fácil in Mexico. In connection with these services, we paid Mercer approximately $149,000, consisting of $128,000 for the IPO competitive market analysis and $21,000 for the Mexico competitive market analysis. The engagement of Mercer by our management in 2011 did not affect 2011 compensation for our named executive officers.

In determining compensation for our named executive officers, including the Chief Executive Officer, the Management Development and Compensation Committee considers each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Management Development and Compensation Committee tries to achieve a balance of short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing the named executive officer’s compensation package, the Management Development and Compensation Committee considers how much of the overall compensation package is subject to achieving certain financial targets on both a short-term basis and a long-term basis. The Management Development and Compensation Committee utilizes both short-term incentive compensation and long-term incentive compensation, including time-based and performance-based RSUs and other long-term incentive compensation tied to our performance, to link management’s compensation to shareholder interests so that our executives receive pay for their performance on both a short- and long-term basis. As such, the Management Development and Compensation Committee determined the compensation for our named executive officers for 2011, including base salaries, targeted short- and long-term incentives and other perquisites and benefits, as described below.

Consideration of the Results of the 2011 Advisory Vote on Executive Compensation. At our 2011 Annual Meeting of Shareholders, we held our first non-binding shareholder advisory vote on executive compensation and received a strong shareholder vote approving the compensation of our named executive officers. While many of the significant fiscal 2011 compensation decisions had already been made at the time of the vote, the Management Development and Compensation Committee was mindful of the shareholder vote when determining executive compensation decisions and reviewing our executive compensation program throughout the remainder of 2011 and in January 2012. In addition, in 2012 the Management Development and Compensation Committee made some adjustments to our executive compensation programs to further align our executive compensation structure with our shareholders’ interests and current market practices, which are described under “Executive Summary – Highlights of Our Compensation Programs” and in this “Compensation Discussion and Analysis.” At our 2011 Annual Meeting of Shareholders, our shareholders supported an annual frequency for the advisory vote on executive compensation, which was in accordance with the recommendation of our Board of Directors. As such, our Board of Directors has determined that we will hold the advisory vote on the compensation of our named executive officers each year. See “Proposal 3-Advisory Vote on Executive Compensation.”

Base Salary. The Management Development and Compensation Committee annually reviews the base salaries of our named executive officers. The base salaries are determined according to the named executive officer’s current and prior roles with us, the knowledge and skill required to fulfill the roles and their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities.

In determining salary increases for each of our named executive officers in 2011, the Management Development and Compensation Committee took into consideration the market review prepared by Mercer in 2010 and a qualitative review of each named executive officer’s performance that was based on the Management Development and Compensation Committee’s subjective judgment. In performing its review of the named executive officers, the Management Development and Compensation Committee considered the performance of each of our named executive officers, which took into account each named executive officer’s breadth of responsibilities, impact on financial and operational results over the prior year, leadership within our Company, accomplishments that affected our performance and achievement of goals throughout the year, and, with respect to the named executive officers other than our Chief Executive Officer, they also considered a qualitative assessment made by the Chief Executive Officer of each of these items. In addition, the base salary increase for Mr. Ho was also a result of his increasing responsibilities and his role in positioning the E-Commerce Division for significant future growth opportunities, and the base salary increase for Mr. Linscott was also a result of the Management Development and Compensation Committee’s determination to further close the gap between his base salary and the compensation information obtained in the 2010 Mercer survey, which indicated that, at the time of the survey, Mr. Linscott’s base salary was at or below the 40th percentile of our peer groups and/or industry survey data. After considering all of these factors, an annual salary increase was awarded to each of the named executive officers in January 2011 as follows:

Name	Annual Salary Increased to	Annual Salary Increased from	Percentage Increase
Mr. Feehan	$825,000	$800,000	3.1%
Mr. Bessant	$435,000	$410,000	6.1%
Mr. Ho	$415,000	$370,000	12.2%
Mr. Weese	$450,000	$425,000	5.9%
Mr. Linscott	$340,000	$300,000	13.3%

Short-Term Incentive Compensation

Overview. Our STI plan is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash awards, or STI awards. The STI awards are based on the achievement of financial objectives and other factors that the Management Development and Compensation Committee may determine. None of our employees has a contractual right to receive an STI award. We believe that STI awards are an important element of our compensation that is consistent with our philosophy of pay for performance. Unless the Management Development and Compensation Committee determined otherwise, named executive officers could not receive payment for STI awards under the 2011 STI plan unless our performance goals set forth in the STI plan were met or exceeded.

Similar to our STI plan for previous years, in 2011 the Management Development and Compensation Committee established target STI award amounts, expressed as a percentage of base salary, for the named executive officers (“Target Awards”) and established performance goals for us and each of our business units. The Management Development and Compensation Committee had the sole discretion of whether to pay STI awards after the end of 2011 and whether to pay the awards in accordance with the goals set at the beginning of 2011.

In January 2012, the Management Development and Compensation Committee determined whether to pay the STI awards for 2011 and the amount of the actual awards to be paid. In making the determination of whether to pay STI awards, the Management Development and Compensation Committee evaluated our performance on a consolidated basis as well as the performance of each of our business units and determined to what extent we and each of our business units achieved the year’s financial and performance goals. It also determined whether and to what extent it would award amounts greater or less than the target STI award amounts based on, among other things, earnings performance and achievement of non-financial objectives. In determining the amount of the STI awards to be paid, the Management Development and Compensation Committee also determined whether to include or exclude unusual events that affect the financial goals, such as, among other things, non-operating gains or losses, unplanned acquisitions or dispositions or regulatory changes to products or related expenses. The 2011 STI plan for our named executive officers was administered under our 2008 SEBP. (See “Senior Executive Bonus Plan” below for a discussion of our 2008 SEBP.)

2011 STI Awards. In January 2011, the Management Development and Compensation Committee established the following three components (each an “STI Component”) to the 2011 STI plan for our named executive officers:

•	the EBT component (the “EBT Component”), which is based on our consolidated 2011 EBT, excluding any unusual items;

•

the Retail Services Division Profitability component (the “Retail Services Profitability Component”), which is a measure that is not defined under generally accepted accounting principles (“non-GAAP”) and is based on the achievement of earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”), as adjusted for certain expenses and excluding certain unusual items, for our retail services segment; and

•

the E-Commerce Division Profitability component (the “E-Commerce Profitability Component”), which is a non-GAAP financial measure that is based on the achievement of EBITDA, as adjusted for certain expenses and excluding certain unusual items, for our e-commerce segment.

The Retail Services Profitability Component and the E-Commerce Profitability Component are sometimes referred to in this proxy statement as the “Division Components.”

The Target Award for each named executive officer was established as a percentage of each named executive officer’s base salary that could be payable upon achieving the applicable targets under the 2011 EBT Component and/or the applicable 2011 Division Component. The Target Awards for each named executive officer and the portion of their respective Target Awards that are tied to the three STI Components of the 2011 STI plan are as follows:

Name	Target Percentage of Base Salary	Portion of Target tied to 2011 EBT Component	Portion of Target tied to an applicable 2011 Division Component
Daniel R. Feehan,	100%	100%	—
President and Chief Executive Officer
Thomas A Bessant, Jr.,	70%	100%	—
Executive Vice President and Chief Financial Officer
Timothy S. Ho,	70%	25%	75%
President – E-Commerce Division
Dennis J. Weese,	70%	50%	50%
President - Retail Services Division
J. Curtis Linscott,	70%	100%	—
Executive Vice President, General Counsel & Secretary

The terms of the 2011 STI plan provide that potential STI awards begin to accrue under each STI Component once we have exceeded a certain earnings threshold (the “Earnings Threshold”) established for that STI Component, and the potential STI awards can increase ratably up to 100% of the portion of a Target Award allocable to the applicable STI Component if our earnings in the particular STI Component reach a specified earnings target (the “Earnings Target”) established for such STI Component. If our earnings in a particular STI Component do not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award allocated to that STI Component would be available for payment unless the Management Development and Compensation Committee determines otherwise. If our earnings in any STI Component exceed the applicable Earnings Target for such component, the potential STI award applicable to such STI Component could increase above the portion of the Target Award allocable to such STI Component based on a formula set forth in the 2011 STI plan. In addition, under the 2011 STI plan the Management Development and Compensation Committee had the discretion to award amounts greater or less than the formula-based STI awards. The 2011 maximum STI award opportunity for all of our named executive officers was capped at 200% of their respective Target Awards. The Earnings Threshold, Earnings Target and actual earnings for each STI Component for 2011 were as follows:

STI Component	Earnings Threshold	Earnings Target	Actual
EBT(1)	$184.5 million	$208.7 million	$219.1 million

Retail Services Profitability Component(2)	$181.3 million	$211.0 million	$203.2 million

E-Commerce Profitability Component(3)	$69.1 million	$84.1 million	$111.7 million

(1)	The Earnings Threshold and Earnings Target for the EBT Component were based on our 2010 EBT, which was $184.5 million (and is referred to as “income before income taxes” in our financial statements). The amount in the “Actual” column was comprised of 2011 EBT of $217.5 million and $1.6 million of one-time expenses related to the Enova IPO and certain other expenses related to our Retail Service Division’s acquisition activities.

(2)

The Earnings Threshold and Earnings Target for the Retail Services Profitability Component were based on adjusted EBITDA for our retail services segment from 2010, which consists of income from operations of our retail services segment from 2010 after adding back depreciation and amortization and adjusting for certain intercompany charges and expenses. The amount in the “Actual” column is our 2011 adjusted EBITDA for our retail services segment, which consists of income from operations of our retail services segment of $168.1 million plus approximately $35.1 million of depreciation, amortization, and certain other expenses related to our Retail Services Division’s acquisition activities net of certain intercompany charges.

(3)	The Earnings Threshold and Earnings Target for the E-Commerce Profitability Component were based on adjusted EBITDA for our e-commerce segment from 2010, which consists of income from operations of our e-commerce segment from 2010 after adding back depreciation and amortization and adjusting for certain intercompany charges and expenses. The amount in the “Actual” column is our 2011 adjusted EBITDA for our e-commerce segment, which consists of income from operations of our e-commerce segment of $76.3 million plus approximately $35.4 million of depreciation, amortization, certain intercompany charges, including allocated corporate overhead expenses, and one-time expenses related to the proposed Enova IPO.

The 2011 STI awards for our Chief Executive Officer, Chief Financial Officer and General Counsel were based solely on the EBT Component of the 2011 STI plan. Per the terms of the 2011 STI plan and because the 2011 EBT Target was significantly exceeded, Messrs. Feehan, Bessant and Linscott earned a payment equal to approximately 143% of their respective 2011 Target Awards.

The 2011 Target Award for Mr. Weese, our President-Retail Services Division, was based 50% on the EBT Component and 50% on the Retail Services Profitability Component. In determining the payment to be made to Mr. Weese under the 2011 STI plan, the Management Development and Compensation Committee used its discretion under the plan to award Mr. Weese an additional payment of 17% of his total Target Award. While we had strong earnings within our Retail Services Division (which comprises our retail services segment) and exceeded our Earnings Threshold required for awards to begin to accrue for the Retail Services Profitability Component of Mr. Weese’s 2011 award, the actual Retail Services Profitability fell slightly below the Retail Services Profitability Component Earnings Target that was set under the 2011 STI plan. We did, however, significantly exceed our Earnings Target that was set under the 2011 STI plan for the EBT Component of Mr. Weese’s award during 2011. In using its discretion to award Mr. Weese an additional payment under the 2011 STI plan, the Management Development and Compensation Committee considered Mr. Weese’s contribution to us during 2011, including the continued integration of a significant-sized pawn business acquired in 2010, his role in our acquisition activity, the introduction of new products and services in our retail services locations and the restructuring of the management team in our foreign retail services business. As a result, Mr. Weese received a payment equal to approximately 123% of his 2011 Target Award, which was comprised of (a) a 143% payment pursuant to the 50% EBT Component, (b) a 69% payment pursuant to the 50% Retail Services Profitability Component and (c) a 17% discretionary payment authorized by the Management Development and Compensation Committee. Mr. Weese was the only named executive officer who received a discretionary STI award payment for 2011.

Mr. Ho’s 2011 Target Award was based 25% on the EBT Component and 75% on the E-Commerce Profitability Component. In addition, in determining STI award payments, the E-Commerce Division multiplies its STI awards by an individual performance factor. Mr. Ho’s performance during 2011 resulted in a performance factor of 97%. During 2011, the E-Commerce Division significantly exceeded the Earnings Target for the 2011 E-Commerce Profitability Component. As a result, Mr. Ho received a payment equal to approximately 181% of his 2011 Target Award, which was comprised of (a) a 143% payment pursuant to the 25% EBT Component, (b) a 200% payment pursuant to the 75% E-Commerce Profitability Component and (c) a 97% individual performance factor (that was multiplied by each STI Component to determine the payment to be made to Mr. Ho).

As a result of the Management Development and Compensation Committee’s determinations, each of the named executive officers received the 2011 STI incentive and discretionary award payments, as applicable, in February 2012 in the amounts reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns, respectively. All payments to our named executive officers under the 2011 STI plan reflect our strong financial performance during 2011.

Senior Executive Bonus Plan

Our 2008 SEBP was originally approved by our shareholders at our Annual Meeting of Shareholders on April 25, 2007 and became effective on January 1, 2008. All officers were eligible to participate in the 2008 SEBP. The only awards to date that have been made under the 2008 SEBP were the STI awards in 2010 and 2011 that were made to our named executive officers. See “2011 STI Awards” for additional information about the 2011 STI awards. Our Board of Directors has approved, subject to shareholder approval, the Amended and Restated SEBP, which amends and restates the 2008 SEBP. We are submitting the Amended and Restated SEBP for shareholder approval at our Annual Meeting as described under “Proposal 4 – Approval of the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan.”

Long-Term Incentive Compensation

We believe long-term incentive awards are also an important element of our compensation programs because they reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk and thereby benefit all shareholders and strengthen the link between improvement in our long-term financial results and increases in shareholder value.

Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended. The Management Development and Compensation Committee determines who participates in the LTIP and generally makes awards under the LTIP to employees who have the opportunity and responsibility to influence our profitability. The LTIP provides for stock- and cash-based long-term incentive compensation, including stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units and other stock-based awards. During 2011, the Management Development and Compensation Committee granted long-term incentive awards under the LTIP consisting of RSUs, which were granted to all of our named executive officers, and cash-based performance units, which were granted to the President of our E-Commerce Division.

RSUs

Since 2004, the Management Development and Compensation Committee has granted RSUs as long-term incentive compensation. The Management Development and Compensation Committee has chosen RSUs because they provide the recipients value in the form of our stock, while allowing us the benefit of using fewer shares than would be required for stock options. In addition, the Management Development and Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value.

In January 2011, the Management Development and Compensation Committee elected to award RSUs to all of our named executive officers under the LTIP. A portion of the RSUs granted in 2011 vest in 25% increments on February 25, 2012 and each January 31 of 2013, 2014 and 2015 (the “Time-Based RSUs”). In addition, a portion of the RSUs granted in 2011 are eligible to vest in a lump sum on January 1, 2014, subject to our exceeding a threshold and achieving certain specified levels of improvement in EPS over the three-year period ending December 31, 2013 (the “Performance-Based RSUs”). In setting these performance targets for the Performance-Based RSUs, the Management Development and Compensation Committee desired to challenge our management by setting goals that, while achievable, would represent significant growth in our business over a three-year period. At the time the grants were made, the Management Development and Compensation Committee took into account the current economic environment and potential legislative and regulatory changes to our industry, which may make it even more difficult for these performance targets to be achieved.

The following table shows the aggregate target number of RSUs granted as a percentage of base salary and the shares issuable upon the vesting of each award granted in 2011, including the percentage of the aggregate award represented by the Time-Based RSUs and the Performance-Based RSUs:

Name	Targeted RSU Grant as a Percentage of Base Salary	Share Amounts Awarded		Percentage of Total Award(1)
		Time-Based RSUs	Target Performance- Based RSUs(2)	Time-Based RSUs	Target Performance- Based RSUs
Daniel R. Feehan	150%	16,126	16,126	50%	50%
Thomas A Bessant, Jr.	115%	9,778	3,259	75%	25%
Timothy S. Ho,	115%	9,329	3,110	75%	25%
Dennis J. Weese	115%	10,115	3,372	75%	25%
J. Curtis Linscott	115%	7,643	2,548	75%	25%

(1)	Based on the target Performance-Based RSUs shown in the table.

(2)	Reflects the target number of shares that may be issuable upon vesting for the Performance-Based RSUs. The maximum Performance-Based RSUs that each named executive officer could receive pursuant to these RSU awards are as follows: Mr. Feehan – 32,252; Mr. Bessant – 6,519; Mr. Ho –6,219 Mr. Weese – 6,744; and Mr. Linscott – 5,095.

The aggregate number of RSUs, including the Time-Based RSUs and the Performance-Based RSUs, granted to each named executive officer in 2011 depended on the officer’s position and was based on a percentage of the named executive officer’s base salary. These percentages were based on the assumption that the targeted number of awards for the Performance-Based RSUs would be issued to each officer upon our achieving the performance goals that were set for the Performance-Based RSUs. If we exceed the performance goals, the named executive officer could receive the maximum number of Performance-Based RSUs awarded pursuant to the grant, which is 200% of the target amount. In addition, if we do not achieve a threshold level of performance that is based on a specified level of improvement in earnings per share over the three-year period ending December 31, 2013, the named executive officers would not receive any shares under the Performance-Based RSUs. The number of RSUs that were granted were determined by dividing the specified percentage of the named executive officer’s annual base salary as of the award date by the average stock price during the 20 trading days ending on the day before the grant date.

When determining the number of RSUs to be granted, including the Time-Based RSUs and the Performance-Based RSUs, the Management Development and Compensation Committee reviewed the role of the LTIP award in the named executive officers’ overall compensation and its role under our compensation philosophy, particularly that of aligning the executives’ interests with those of our shareholders. The Management Development and Compensation Committee also referred to the information provided by Mercer in 2010 as a general reference but did not use the information to determine specific RSU grants.

In addition, in awarding Performance-Based RSUs, the Management Development and Compensation Committee desired to encourage our long-term growth that would be rewarded through the Performance-Based RSUs. The Management Development and Compensation Committee decided to establish the Performance-Based RSUs at 25% of the total targeted RSU award for each of the named executive officers set forth above, excluding Mr. Feehan, in order to encourage our long-term growth. Mr. Feehan’s targeted RSU award was comprised of 50% Performance-Based RSUs, which was higher than the other named executive officers who received RSU grants due to Mr. Feehan’s role within our Company and his leadership position. As our Chief Executive Officer and President, Mr. Feehan has significant influence over our long-term direction. The Management Development and Compensation Committee felt that having a larger amount of his long-term compensation that is based on our performance will encourage long-term growth and further align his interests with those of our shareholders.

In 2010, Mr. Ho did not receive RSU awards due to his participation in the E-Commerce Division long-term incentive plans, including the 2008 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2008 LTIP”) and the 2007 Long Term Incentive Plan for Cash America Net Holdings, LLC (the “CashNetUSA 2007 LTIP,” and together with the CashNetUSA 2008 LTIP, the “CashNetUSA LTIPs”). Following the termination of the CashNetUSA 2008 LTIP (as described under “Compensation Prior to 2011 – CashNetUSA 2008 LTIP”), the Management Development and Compensation Committee decided to award Mr. Ho RSUs in addition to the performance units described below under “– Performance Units” in order to make Mr. Ho’s long-term incentive compensation comparable to the opportunity under the CashNetUSA 2008 LTIP and to tie a portion of his compensation to our long-term financial performance.

Each RSU holder is entitled to receive one share of our common stock for each RSU upon vesting. An executive officer who leaves our employment for any reason will forfeit any unvested portion of his or her 2011 RSU award, except if the executive officer continues to provide services to us as a member of our Board of Directors through the applicable vesting date or in the event of certain changes-in-control. Additionally, if an executive officer leaves our employment and, if applicable, our Board of Directors, prior to January 1, 2014 and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the 2011 Performance-Based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors following the grant date of the Performance-Based RSUs is eligible to vest on January 1, 2014 if we achieve the financial performance goals established for the Performance-Based RSUs when they were granted. RSU award recipients can elect to defer receipt of up to 100% of our common stock that otherwise would be receivable when the RSUs vest.

Performance Units

As more fully described below under “Compensation Prior to 2011 – CashNetUSA 2008 LTIP,” the CashNetUSA 2008 LTIP, which was a sub-plan under our LTIP that provided for performance unit awards, was terminated in January of 2011. The final vesting of awards granted to Mr. Ho under the CashNetUSA 2008 LTIP was scheduled to occur in October 2011, and the CashNetUSA 2008 LTIP did not have a provision for additional grants under the plan after that date. In addition, the final portion of Mr. Ho’s cash-based awards under the CashNetUSA 2007 LTIP became fully vested and was paid during 2010. In order to ensure that Mr. Ho and the employees in our E-Commerce Division continued to have long-term incentive compensation tied to our performance, and more specifically, the performance of our E-Commerce Division, the Management Development and Compensation Committee determined that it was in our best interests to terminate the CashNetUSA 2008 LTIP early and establish a new cash-based long-term grant of performance units under the LTIP beginning with a grant to Mr. Ho and certain other E-Commerce Division employees that was approved in late January 2011 and made in February 2011.

When determining the total number of performance units to be granted, the Management Development and Compensation Committee considered the potential per unit value of the performance units over a three-year period compared to the individual award value created under the CashNetUSA 2008 Long-Term Incentive Plan (see “Compensation Prior to 2011 – CashNetUSA 2008 LTIP”). The Management Development and Compensation Committee decided to grant Mr. Ho 12,900 performance units in addition to the RSU award described above in order to make Mr. Ho’s long-term incentive compensation comparable to his previous opportunity under the CashNetUSA 2008 LTIP, which terminated in 2011 (see “Compensation Prior to 2011 – CashNetUSA 2008 LTIP”), and to tie a portion of his long-term compensation to the performance of the E-Commerce Division. Mr. Ho was the only named executive officer who received a grant of performance units during 2011.

The performance units vest over a three-year period on each of January 1, 2012, 2013 and 2014, subject to continued employment with us and the satisfaction of certain conditions related to an increase in EBITDA of the E-Commerce Division each year over a three-year period ending December 31, 2013. Payments for all performance units that vest will be made within a reasonable period of time each year following certification of the applicable performance results by the Management Development and Compensation Committee. The unit value of each performance unit will be based on a percentage of the yearly increase in E-Commerce Division EBITDA divided by 33,333 (or 33,334 in the case of the third vesting date, which is one-third of the total performance units that could be granted in 2011). In addition, the performance unit award agreement for Mr. Ho contains a “clawback” provision that allows us to recoup all or some of the payments made under certain circumstances in the event that there is a material restatement of our financial results.

The actual amount paid to Mr. Ho for the performance units that vested on January 1, 2012 and were valued based on the performance of our E-Commerce Division during 2011 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Retirement and Other Policies and Practices Related to Our Executive Compensation Program

All of our named executive officers are eligible to participate in our 401(k) plan, our Nonqualified Savings Plan and our Supplemental Executive Retirement Plan. We offer these plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement plan.

401(k). We match 50% of the first 5% of pay that each employee contributes to our 401(k) plan, including our named executive officers. All employee contributions are fully vested upon contribution. Our matching contributions vest over an employee’s first five years of service with us and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and our stock when investing their 401(k) account funds. Messrs. Feehan, Bessant, Ho and Linscott have more than five years of service with us and are fully vested. Mr. Weese joined us in September 2007 and was 80% vested at the end of 2011.

Nonqualified Savings Plan. The Nonqualified Savings Plan is a nonqualified retirement savings plan into which participants can contribute portions of their salary in excess of the 401(k) contribution limits. Plan participants can also defer up to 100% of their STI awards into the Nonqualified Savings Plan. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to the 401(k) plan, we will match 50% of the first 5% of the participant’s salary and STI award in excess of the 401(k) limit that the participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) and Nonqualified Savings plans, our combined match to both plans will be limited to 50% of 5% of pay. Our matching contributions vest over the first five years of an employee’s service with us and are fully vested for employees who have five or more years of service. The rate of return of a participant’s Nonqualified Savings Plan account is determined by the rate of return on deemed investments in mutual funds that the participant selects. Nonqualified Savings Plan participants’ deemed investment options are generally the same as the investment options available under the 401(k) plan, except that our stock is not available as an investment option under the Nonqualified Savings Plan. Messrs. Feehan, Bessant, Ho and Linscott have more than five years of service with us and are fully vested. Mr. Weese was 80% vested at the end of 2011.

We will generally distribute each participant’s Nonqualified Savings Plan account funds in a lump sum shortly after the participant’s employment with us terminates. A participant can also defer receipt of his or her Nonqualified Savings Plan account funds or receive them in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not receive any portion of his or her Nonqualified Savings Plan account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with the plan or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or of the entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan.

Supplemental Executive Retirement Plan (“SERP”). In addition to our contributions to the 401(k) plan and Nonqualified Savings Plan, we provide the SERP for our officers, including our named executive officers, as a supplement to their retirement benefits. We make discretionary supplemental cash contributions after the end of each plan year into the SERP accounts of each officer who was employed by us on the last day of the calendar year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that the participant selects. SERP participants’ deemed investment options are generally the same as the investment options available under the 401(k) plan, except that our stock is not available as an investment option under the SERP. Participants vest in their SERP accounts over their first five years of service with us and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. Messrs. Feehan, Bessant, Ho and Linscott have more than five years of service with us and are fully vested. Mr. Weese was 80% vested at the end of 2011.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may, however, elect to defer receipt of the SERP account for up to an additional five years beyond his or her employment termination and may also elect to receive the SERP account in up to ten annual installments following termination rather than in a single payment. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a Rabbi trust associated with the SERP or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or the entity that is his or her employer for any SERP benefits he or she is owed.

Each year the Management Development and Compensation Committee determines the amount of the supplemental contribution to be made to the SERP for each officer for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each officer’s compensation. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) such officer’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that an officer was eligible to participate in the SERP, and are credited to the officer’s SERP account in February of the following year. For 2011, the supplemental contribution for each named executive officer was 10.5% of the combined base salary paid during the year and his target STI award payable during 2011 based on 2010 performance.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits to the named executive officers. The Management Development and Compensation Committee believes the perquisites and personal benefits that we provide are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. The perquisites and personal benefits we provided to our named executive officers during 2011 include supplemental health care and insurance benefits for all of our named executive officers and, for only our Chief Executive Officer, supplemental life insurance premium payments, including an amount sufficient to cover the costs of any tax withholding related to such payments. A description and the attributed costs of these personal benefits for the named executive officers for the year ended December 31, 2011 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Equity Ownership. In January 2012, the Management Development and Compensation Committee established the following stock ownership guidelines for the amount of stock that each director and named executive officer should beneficially own as a multiple of annual retainer or base salary, respectively:

Position	Ownership Requirement (multiple of base salary or annual retainer)
Chief Executive Officer	6X
Executive Officers (other than the Chief Executive Officer)	3X
Director	5X

Named executive officers who are subject to these guidelines at the time of their adoption are required to achieve the applicable stock ownership by January 25, 2017. Named executive officers who thereafter become subject to the guidelines are required to achieve the applicable stock ownership level within five years of first becoming subject to the guidelines. If an individual becomes subject to the ownership requirements or a greater ownership amount, due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original period or three years from the effective date of the promotion or salary change.

The Management Development and Compensation Committee is responsible for monitoring compliance with these guidelines for our executive officers, and the Nominating and Corporate Governance Committee is responsible for monitoring compliance with these guidelines by our directors. Compliance with the guidelines is evaluated as of December 31 of each year and is determined by dividing the executive’s salary or the director’s retainer, as applicable, by the highest share price for our common stock over the prior 12-month period. Shares that will be counted towards the stock ownership requirement include shares owned directly in certificated form or through a brokerage account, vested time-based and performance-based RSUs, unvested time-based RSUs, shares owned indirectly and shares attributable to a participant’s vested account balance in any savings or retirement plans or in any deferred compensation plans. As of the date these guidelines were established by the Management Development and Compensation Committee, January 25, 2012, all of our directors and executive officers were in compliance with the guidelines except for Mr. Ho (who has until January 25, 2017 to meet the stock ownership requirements).

In addition, each of our named executive officers have received grants of RSUs that have vesting provisions that are both time- and performance-based as more fully described under “Long-Term Incentive Compensation.” These grants encourage ownership of our stock on a long-term basis. Our Securities Trading Policy also encourages holding our stock over the long-term for investment purposes and does not permit short-sales, options, margin, pledging or hedging our stock by any director, officer or employee.

Tax and Accounting Matters

Deductibility of Executive Compensation. The Management Development and Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain officers. This limitation does not apply to certain “performance-based” pay. The Management Development and Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers and to award compensation that is in accordance with its philosophy. The Performance-Based RSUs are intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Management Development and Compensation Committee pursuant to the LTIP.

Nonqualified Deferred Compensation. Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Plans and awards that provide for deferred compensation must comply with the requirements of Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Most officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service. Details about the amounts deferred by each of our named executive officers during 2011 under our nonqualified deferred compensation arrangements is provided under the Nonqualified Deferred Compensation for Fiscal 2011 table.

Compensation Prior to 2011

Performance-Based RSUs Granted in January 2009 and Paid in January 2012. In January 2009, the Management Development and Compensation Committee awarded RSUs under the LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 27, 2010 and each January 31 of 2011, 2012 and 2013, and a portion of these RSUs were performance-based (the “2009 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2012. No portion of the 2009 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in our EPS for the three-year period ending December 31, 2011 (the “2009-2011 Growth Requirement”). If the threshold 2009-2011 Growth Requirement was exceeded, the 2009 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the number of 2009 Performance-Based RSUs granted. The threshold 2009-2011 Growth Requirement was 10%, which would result in the vesting of 20% and 22% of the 2009 Performance-Based RSUs for the Chief Executive Officer and each of the other named executive officers, respectively, and a 2009-2011 Growth Requirement of 15% or greater would result in the vesting of 100% of the 2009 Performance-Based RSUs (which was also the maximum number of RSUs that could vest under this award) for all named executive officers. We exceeded the maximum 2009-2011 Growth Requirement, all 2009 Performance-Based RSUs vested at their maximum amount and our named executive officers acquired a vested right to receive the following number of shares of our common stock under the 2009 Performance-Based RSUs in January 2012: Mr. Feehan – 22,586; Mr. Bessant – 4,837; Mr. Weese – 4,416; and Mr. Linscott – 3,154. Mr. Ho did not receive 2009 Performance-Based RSUs because he had awards outstanding under the CashNetUSA LTIPs. Because these awards vested on January 1, 2012, they are not included in the Option Exercises and Stock Vested In Fiscal 2011 table in this proxy statement.

Performance-Based RSUs Granted in January 2008 and Paid in January 2011. In January 2008, the Management Development and Compensation Committee awarded RSUs under the LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of these RSUs were time-based and vest in 25% increments on each January 31 of 2009, 2010, 2011 and 2012, and a portion of these RSUs were performance-based (the “2008 Performance-Based RSUs”) and eligible to vest in a lump sum on December 31, 2010. No portion of the 2008 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in our EPS for the three-year period ending December 31, 2010 (the “2008-2010 Growth Requirement”). If the threshold 2008-2010 Growth Requirement was exceeded, the 2008 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the number of 2008 Performance-Based RSUs granted. The threshold 2008-2010 Growth Requirement was 10%, which would result in the vesting of 20% and 22% of the 2008 Performance-Based RSUs for the Chief Executive Officer and each of the other named executive officers, respectively, and a 2008-2010 Growth Requirement of 15% or greater would result in the vesting of 100% of the 2008 Performance-Based RSUs (which was also the maximum number of RSUs that could vest under this award) for all named executive officers. We did not achieve the maximum 2008-2010 Growth Requirement but exceeded the threshold required under the award agreements for our Chief Executive Officer and our other named executive officers, which resulted in our named executive officers acquiring a vested right to receive the following number of shares of our common stock under the 2008 Performance-Based RSUs in January 2011: Mr. Feehan – 13,834 (or 91% of his total 2008 Performance-Based RSU award); Mr. Bessant – 2,943 (or 94% of his total 2008 Performance-Based RSU award); Mr. Weese – 1,937 (or 94% of his total 2008 Performance-Based RSU award); and Mr. Linscott – 1,524 (or 94% of his total 2008 Performance-Based RSU award). Mr. Ho did not receive 2008 Performance-Based RSUs because he was not an executive officer when the 2008 Performance-Based RSUs were granted, and only our executive officers received performance-based RSUs in 2008. Because these awards vested on December 31, 2010, they were included in the Option Exercises and Stock Vested In Fiscal 2010 table in the proxy statement for our Annual Meeting of Shareholders for 2011.

CashNetUSA 2008 LTIP. We adopted the CashNetUSA 2008 LTIP as a sub-plan under the LTIP for awards to full-time administrative or management employees of our subsidiary, CashNetUSA or its subsidiaries and affiliates. Under the CashNetUSA 2008 LTIP, the Management Development and Compensation Committee could award units that were payable in cash or our common stock. Each unit had a unit value equal to the amount determined by dividing (a) the amount by which (i) 45% of the consolidated earnings of CashNetUSA (and any business that CashNetUSA developed or managed on our behalf) after taking into account internal capital charges or income and excluding allocated corporate overhead expenses, but otherwise before interest, income taxes, depreciation and amortization expenses, as may be adjusted pursuant to the CashNetUSA 2008 LTIP (the “CashNetUSA EBITDA”) for the 12 months ending on the last day of the quarter immediately preceding the applicable vesting date of the award, exceeds (ii) 45% of the CashNetUSA EBITDA for the 12 months ending on the last day of the quarter immediately preceding the grant date of the award, by (b) the 1,000,000 units that could have been awarded under the CashNetUSA 2008 LTIP.

Under the CashNetUSA 2008 LTIP, units vested in increments of 33 1/3% on each of the first three anniversaries of the grant date of the award, or would have fully vested upon our “change-in-control” or a “change-in-control” of CashNetUSA. After the first annual vesting date for an award, a participant was to be paid 25% of the total value of the vested units on that vesting date. After the second annual vesting date, a participant was to be paid the amount by which 25% of the value of all of the units vested as of the second vesting date (including the units that vested on the first vesting date) exceeded the amount paid to the participant in connection with the first vesting date. After the third vesting date, a participant was to be paid the amount by which the total value of all of the participant’s vested units at that vesting date exceeded the amounts paid to the participant on the first two vesting dates. In addition to the vesting requirements, no amount was to be paid to a participant who was our officer on the date the award was granted unless the compounded annual growth rate of the CashNetUSA EBITDA for the period between the last day of the quarter immediately preceding the grant date and the last day of the quarter immediately preceding the applicable vesting date equaled or exceeded 20%. Any officer that did not receive payment for his vested units due to this requirement would be eligible for payment of such vested units on the next vesting dates, if any.

Unless the Management Development and Compensation Committee determined otherwise, participants who were our officers on the date an award was granted were to receive payments for their awards in the form of shares of our common stock for the first two vesting dates and on the third vesting date were to receive a payment in shares of our common stock for the amount by which 25% of the total unit value at that date exceeded the amounts paid to the participant on the first two vesting dates, and would receive the remainder in cash. These shares were only to be issued in payment for awards under the CashNetUSA 2008 LTIP if there were an adequate number of authorized shares available for issuance under the LTIP. Shares issued in payment for awards were to be valued at the average closing price of our common stock on the NYSE for the 20 calendar days preceding the vesting date.

Mr. Ho received an award of 160,002 units under the CashNetUSA 2008 LTIP on October 31, 2008. Because CashNetUSA did not achieve the requisite compounded annual growth rate necessary for payment of vested units for officers, Mr. Ho did not receive a payment in cash or common stock on the first vesting date for these awards that occurred on October 31, 2009. These units remained vested and CashNetUSA achieved the requisite compounded annual growth rate necessary for payment on the second vesting date that occurred on October 31, 2010. Mr. Ho received a payment of $383,685, which was equal to 25% of the value of the total units that vested on October 31, 2009 and October 31, 2010. The Management Development and Compensation Committee made the decision to pay these awards in the form of cash in lieu of stock.

On January 26, 2011, the independent members of the Board, on the recommendation of the Management Development and Compensation Committee, approved an amendment to the CashNetUSA 2008 LTIP (the “CashNetUSA 2008 Termination Amendment”), which terminated the CashNetUSA 2008 LTIP for employees who agreed to an accelerated vesting date of January 26, 2011 for a prorated portion of such employee’s unvested units that were outstanding on January 26, 2011 and early payment in cash for such units. Mr. Ho agreed to the CashNetUSA 2008 LTIP Termination Amendment and received a payment in the amount of $1,385,077. This amount includes (a) $1,188,542, which was the value of the portion of his CashNetUSA 2008 LTIP units that vested in 2009 and 2010 that was not included in the payment made on October 31, 2010 under the terms of the plan (the payment for which was accelerated under the CashNetUSA 2008 LTIP Termination Amendment), and (b) $196,535, which was the value of the prorated portion of his CashNetUSA 2008 LTIP units that were accelerated and vested in accordance with the CashNetUSA 2008 LTIP Termination Amendment. In accordance with the CashNetUSA 2008 LTIP Termination Amendment, all of these units were valued as of December 31, 2010 and are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for the year 2010.

Risk Considerations in our Compensation Programs.

During 2011, we conducted a risk assessment of our compensation policies and practices. The Management Development and Compensation Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. The Management Development and Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the performance of our stock price so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity and cash-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•

For short-term performance, our STI plan provides annual cash payments that are awarded based on year-over-year growth in earnings. Since this is the case, annual sustained growth over time is fundamental to consistent reward opportunities under our annual incentive programs. In addition, the 2011 maximum STI award opportunity for all of our named executive officers was subject to a cap of 200% of their respective Target Awards.

•

For long-term performance, the awards for our named executive officers are comprised of both a time-based vesting component that vests over four years and provides an underlying stable platform for equity ownership and a performance-based component that requires an improved EPS over a three-year period in order to vest and provides a substantial upside reward for long-term growth in earnings per share. In addition to equity awards, the President of our E-Commerce Division also receives cash-based long-term incentive awards under our LTIP, for which payment is dependent upon sustained incremental annual growth in earnings in our e-commerce segment. Significant weighting towards long-term incentive compensation discourages short-term risk taking.

•

In addition, we have added clawback provisions to our STI plan, our award agreements for RSU and performance unit grants made under our LTIP, the Amended and Restated SEBP and our Executive Change-in-Control Severance Agreements that would allow us to recoup annual incentive compensation and performance-based awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Management Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

B.D. Hunter

Summary Compensation Table

The following table and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers during 2011.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)		All Other Compensation ($)(4)	Total ($)
Daniel R. Feehan	2011	$823,077		—		$1,918,671	$1,180,575		$232,266	$4,154,589
CEO and President	2010	$792,308		—		$1,456,047	$895,771		$197,232	$3,341,358
(Principal Executive Officer)	2009	$731,250	(5)	—		$715,987	$768,784		$203,117	$2,419,138

Thomas A. Bessant, Jr.	2011	$433,077		—		$646,339	$435,740		$112,251	$1,627,407
Executive Vice President – CFO (Principal Financial Officer)	2010	$409,000		—		$497,579	$300,748		$102,816	$1,310,143
	2009	$389,154		—		$307,418	$256,378		$98,396	$1,051,346

Timothy S. Ho	2011	$411,539		—		$616,634	$1,193,033	(6)	$97,258	$2,318,464
President – E-Commerce Division	2010	$369,154		—		—	$2,426,151	(7)	$73,856	$2,869,161
	2009	$353,808		—		—	$152,874		$59,148	$565,830

Dennis J. Weese	2011	$448,077		$53,677	(8)	$668,628	$334,530		$114,978	$1,619,890
President and COO – Retail Services Division	2010	$420,231		—		$515,836	$300,181		$108,627	$1,344,875
	2009	$355,500		—		$280,633	$220,675		$92,870	$949,678

J. Curtis Linscott	2011	$336,923		—		$505,189	$340,578		$91,207	$1,273,897
Executive Vice President, General Counsel and Secretary	2010	$296,692		—		$327,647	$209,622		$78,443	$912,404
	2009	$252,962		—		$200,437	$166,661		$67,328	$687,388

(1)	Portions of the amounts in these columns have been deferred under our 401(k) plan or our Nonqualified Savings Plan for certain named executive officers.

(2)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. Assumptions used in the calculation of these amounts are included in footnote 17 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC. The amounts in this column were calculated by multiplying the time-based RSUs and the maximum number of performance-based RSUs granted by the closing stock price of our common stock on the day preceding the grant date, which was $39.66, $35.11 and $17.61 for 2011, 2010 and 2009, respectively.

(3)	The 2011 amounts shown for Messrs. Feehan, Bessant, Weese and Linscott reflect the cash awards earned in 2011 and paid in 2012 to the named executive officers under our 2011 STI plan. See “Compensation Discussion and Analysis – 2011 Compensation – Short-Term Incentive Compensation” for additional information.

(4)	The 2011 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Perquisites, Personal Benefits and Other(b)	Total
Mr. Feehan	$36,882	$169,548	$6,772	$19,064	$232,266
Mr. Bessant	$10,038	$73,382	$6,125	$22,706	$112,251
Mr. Ho	$15,550	$68,416	$6,411	$6,881	$97,258
Mr. Weese	$10,385	$75,702	$6,185	$22,706	$114,978
Mr. Linscott	$7,547	$54,829	$6,125	$22,706	$91,207

(a)	Includes contributions made by us in 2012 that were earned in 2011.

(b)	Includes supplemental health care and insurance benefits. In addition, Mr. Feehan’s amount includes supplemental life insurance premium payments, including an amount sufficient to cover the costs of any tax withholding related to such payments totaling $1,933.

(5)	Includes director’s fees of $31,250 paid in cash to Mr. Feehan in 2009. Beginning in 2010, Mr. Feehan ceased receiving fees for his service as a director.

(6)	Includes (a) $521,028 paid under our 2011 STI plan and (b) $672,005 for the portion of the performance units granted to Mr. Ho under our LTIP during 2011 that vested on January 1, 2012 and were valued based on the performance of our E-Commerce Division during 2011 (which is 33 1/3% of the number of performance units granted to Mr. Ho in 2011), both of which were paid in 2012. See “Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended – Performance Units” for additional information.

(7)	Includes (a) $455,479 paid in 2011 to Mr. Ho under our 2010 STI plan, (b) $383,685 paid to Mr. Ho in 2010 for 25% of his CashNetUSA 2008 LTIP units that vested on October 31, 2009 and 2010 that did not become payable until October 31, 2010 pursuant to the requirements of the plan, (c) $1,385,077 that was paid to Mr. Ho in 2011 for his CashNetUSA 2008 LTIP units, which were valued as of December 31, 2010 pursuant to the CashNetUSA 2008 LTIP Termination Amendment, and (d) $201,910 for 10,002 units granted under the CashNetUSA 2007 LTIP that vested on August 1, 2010 (which was the final vesting date for these units). See “Compensation Discussion and Analysis – Compensation Prior to 2011 – CashNetUSA 2008 LTIP” for additional information.

(8)	Reflects a discretionary amount paid to Mr. Weese that was earned in 2011 under our 2011 STI plan and paid in 2012 that was equal to 17% of his total Target Award for 2011. See “Compensation Discussion and Analysis – 2011 Compensation – Short-Term Incentive Compensation” for additional information.

.

Grants of Plan-Based Awards for Fiscal 2011

The table below provides information about equity and non-equity awards made to our named executive officers under our STI plan and our LTIP (RSUs and performance units) during 2011, including the following: (1) the grant date and Board approval date; (2) the performance units granted and the target payout amount; (3) the threshold, target and maximum amounts of each named executive officer’s STI award; (4) the number of shares underlying RSUs awarded under our LTIP, including Time-Based RSUs and Performance-Based RSUs; and (5) the grant date fair value of each RSU award.

	Grant Date	Board Approval Date (if different from Grant Date)		Perform- ance Units Granted (#)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name						Thresh- old ($)	Target ($)		Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Daniel R. Feehan	1/26/11	—		—		$0	$825,000		$1,650,000	—	—	—	—	—
	1/26/11	—		—		—	—		—	646	16,126	32,252	—	$1,279,114
	1/26/11	—		—		—	—		—	—	—	—	16,126	$639,557

Thomas A. Bessant, Jr.	1/26/11	—		—		$0	$304,500		$609,000	—	—	—	—	—
	1/26/11	—		—		—	—		—	131	3,259	6,519	—	$258,544
	1/26/11	—		—		—	—		—	—	—	—	9,778	$387,795

Timothy S. Ho	1/26/11	—		—		$0	$288,575		$577,150	—	—	—	—	—
	2/28/11	1/26/11	(5)	12,900	(5)	—	$2,015,996	(5)	—	—	—	—	—	—
	1/26/11	—		—		—	—		—	125	3,110	6,219	—	$246,646
	1/26/11	—		—		—	—		—	—	—	—	9,329	$369,988

Dennis J. Weese	1/26/11	—		—		$0	$315,000		$630,000	—	—	—	—	—
	1/26/11	—		—		—	—		—	135	3,372	6,744	—	$267,467
	1/26/11	—		—		—	—		—	—	—	—	10,115	$401,161

J. Curtis Linscott	1/26/11	—		—		$0	$238,000		$476,000	—	—	—	—	—
	1/26/11	—		—		—	—		—	102	2,548	5,095	—	$202,068
	1/26/11	—		—		—	—		—	—	—	—	7,643	$303,121

(1)	Cash payments were made under our 2011 STI plan. The terms and conditions of the 2011 STI awards, including the Earnings Thresholds and Earnings Targets, are further described under “Compensation Discussion and Analysis – 2011 Compensation – Short-Term Incentive Compensation.” If our earnings in a particular STI Component did not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award allocated to that STI Component would be available for payment unless the Management Development and Compensation Committee determined otherwise. The 2011 maximum STI award opportunity for each executive was capped at 200% of the executive’s applicable aggregate Target Award. The “Non-Equity Incentive Plan Compensation” and “Bonus” columns in the Summary Compensation Table include the actual amount of the 2011 STI awards paid in February 2012 to the named executive officers. Each of Messrs. Feehan, Bessant and Linscott received payments equal to approximately 143% of their 2011 Target Awards, Mr. Weese received a payment equal to approximately 123% of his 2011 Target Award, which includes a 17% discretionary payment that is shown in the “Bonus” column of the Summary Compensation Table, and Mr. Ho received a payment equal to approximately 181% of his 2011 Target Award.

(2)	Performance-Based RSU awards were made under our LTIP in 2011. As further described under “Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended – RSUs,” these awards include only the Performance-Based RSUs that were granted by the Management Development and Compensation Committee in January 2011. The number of Performance-Based RSUs awarded was based on a percentage of each executive’s base salary at the time of the award and the average closing price of our common stock for the 20 trading days ending on the day preceding the grant date. From 0% to 200% of the target shares will be eligible to vest in a lump sum on January 1, 2014, subject to our achieving certain financial performance goals. If (a) a minimum earnings per share growth goal is met, which is the threshold, 4% of each target award may be paid, (b) a targeted earnings per share growth goal is met, which is the target, 100% of the target award may be paid, and (c) a specified level of growth in excess of our targeted earnings per share is achieved, which is the maximum, 200% of the target award may be paid.

(3)

Time-Based RSU awards were made under our LTIP. As further described under “Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended – RSUs,” these awards include only the Time-Based RSUs granted by the Management Development and Compensation Committee in January 2011. The number of RSUs awarded for the Time-Based RSUs were based on a percentage of each named executive officer’s base salary at the time of the award and the average closing price of our common stock for the 20 trading days ending on the day preceding the grant date. These RSUs vest in 25% increments on February 25, 2012 and each January 31 of 2013, 2014 and 2015.

(4)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. The grant date fair value of the equity incentive plan awards is based on the achievement of the maximum performance under the Performance-Based RSUs, which we estimated as the most probable outcome at the time of grant. Assumptions used in the calculation of these amounts are included in footnote 17 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

(5)	Represents a grant of 12,900 performance units under the LTIP that was approved by our Board of Directors on January 26, 2011 with a grant date of February 28, 2011. The amount shown reflects potential payouts for these performance units. Because the values of the performance units are based on the yearly increase in EBITDA of our E-Commerce Division, threshold, target and maximum values were not specified in Mr. Ho’s performance unit award agreement. The target amount includes the actual amount paid to Mr. Ho with respect to his vested performance units in 2012 related to the 2011 performance of our E-Commerce Division, and the amounts that could be paid to Mr. Ho with respect to his performance units scheduled to vest on January 1, 2013 and 2014, assuming a year-over-year increase in EBITDA of our E-Commerce Division for 2012 and 2013 equal to the year-over-year increase in EBITDA of our E-Commerce Division for 2011. This amount is higher than the total value anticipated at the time of the grant, which was $709,000 for Mr. Ho. See “Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended – Performance Units” for information regarding the performance units and how the unit values for performance units that vest on January 1, 2013 and 2014 will be calculated upon vesting. The actual amount paid to Mr. Ho in 2012 with respect to 33 1/3% of his performance units that vested on January 1, 2012 is shown in footnote 6 to the Summary Compensation Table.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table provides information on the named executive officers’ holdings of stock options and unvested RSUs as of December 31, 2011. For additional information about the RSU awards, see the description of the LTIP under “Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated Long-Term Incentive Plan, as Amended.”

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)(5)
Daniel R. Feehan	62,500	$7.95	1/23/12	—	—	—	—
	62,500	$9.41	1/22/13	—	—	—	—
	—	—	—	58,505	$2,728,088	82,485	$3,846,276

Thomas A. Bessant, Jr.	50,000	$9.41	1/22/13	—	—	—	—
	—	—	—	30,246	$1,410,371	17,024	$793,829

Timothy S. Ho	—	—	—	9,693	$451,985	6,219	$289,992

Dennis J. Weese	—	—	—	23,830	$1,111,193	17,036	$794,389

J. Curtis Linscott	—	—	—	17,108	$797,746	11,981	$558,674

(1)	All options were granted under the 1994 LTIP. We have not granted any options under our current LTIP, and we do not have any options outstanding that are unexercisable.

(2)	The awards listed in this column include the following time-based RSUs that were unvested as of December 31, 2011:

(a)	RSUs that were granted on December 22, 2003 (the “2003 RSUs”) under the 1994 LTIP: Mr. Feehan: 19,937; Mr. Bessant: 5,741; and Mr. Linscott: 94. The 2003 RSUs held by Mr. Feehan vest in 12 equal annual installments on each grant date anniversary, with the final installment vesting on his 65th birthday. Messrs. Bessant and Linscott’s RSUs vest in 15 annual installments on each grant date anniversary. Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation of service. They may, however, elect to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination and may also elect to receive the vested 2003 RSU shares in up to ten annual installments following their termination rather than in a single payment.

(b)	RSUs granted on January 23, 2008 under the LTIP: Mr. Feehan: 3,038; Mr. Bessant: 2,039; Mr. Ho: 364; Mr. Weese: 1,343; and Mr. Linscott: 1,057. The total RSUs granted on the grant date vest in 25% installments on each January 31, 2009, 2010, 2011 and 2012.

(c)	RSUs granted on January 28, 2009 under the LTIP: Mr. Feehan: 9,036; Mr. Bessant: 6,310; Mr. Weese: 5,760; and Mr. Linscott: 4,114. The total RSUs granted on the grant date vest in 25% installments on February 27, 2010 and each January 31, 2011, 2012 and 2013.

(d)	RSUs granted on January 27, 2010 under the LTIP: Mr. Feehan: 10,368; Mr. Bessant: 6,378; Mr. Weese: 6,612; and Mr. Linscott: 4,200. The total RSUs granted on the grant date vest in 25% installments on February 27, 2011 and each January 31, 2012, 2013 and 2014.

(e)	RSUs granted on January 26, 2011 under the LTIP: Mr. Feehan: 16,126; Mr. Bessant: 9,778; Mr. Ho: 9,329; Mr. Weese: 10,115; and Mr. Linscott: 7,643. The total RSUs granted on the grant date vest in 25% installments on February 25, 2011 and each January 31, 2013, 2014 and 2015.

(3)	The market value of the unvested RSUs is based on the closing price of our common stock as of December 30, 2011, which was $46.63.

(4)	The awards listed in this column include the following performance-based RSUs that were unvested as of December 31, 2011:

(a)	RSUs granted on January 28, 2009 under the LTIP: Mr. Feehan: 22,586; Mr. Bessant: 4,837; Mr. Weese: 4,416; and Mr. Linscott: 3,154. These are the maximum RSUs that could vest on January 1, 2012 subject to our achieving a specified level of improvement in earnings per share over the three-year period ending December 31, 2011.

(b)	RSUs granted on January 27, 2010 under the LTIP: Mr. Feehan: 27,647; Mr. Bessant: 5,668; Mr. Weese: 5,876; and Mr. Linscott: 3,732. These are the maximum RSUs that could vest on January 1, 2013 subject to our achieving a specified level of improvement in earnings per share over the three-year period ending December 31, 2012.

(c)	RSUs granted on January 26, 2011 under the LTIP: Mr. Feehan: 32,252; Mr. Bessant: 6,519; Mr. Ho: 6,219; Mr. Weese: 6,744; and Mr. Linscott: 5,095. These are the maximum RSUs that could vest on January 1, 2014 subject to our achieving a specified level of improvement in earnings per share over the three-year period ending December 31, 2013.

(5)	As required under applicable SEC guidance, because our previous year’s performance exceeded the target level, unvested performance-based RSUs are shown at the amounts corresponding to, and assuming achievement of, the maximum performance level for the full performance period. The number of performance-based RSUs that vest will be based on our actual performance and may be less than the amount shown.

Option Exercises and Stock Vested In Fiscal 2011

The following table provides information on (1) the aggregate stock option exercises during 2011, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Daniel R. Feehan	—	—		18,814	$789,834
Thomas A. Bessant, Jr.	25,000	$1,062,354	(4)	9,313	$382,603
Timothy S. Ho	—	—		602	$24,080
Dennis J. Weese	—	—		6,428	$262,608
J. Curtis Linscott	—	—		5,406	$219,808

(1)	Consists of shares receivable in 2011 upon the vesting of time-based RSUs that were previously awarded under the LTIP and the 1994 LTIP.

(2)	Includes the following deferred RSUs:

Grant	Vesting Date	Stock Price at Which Shares are Valued*	Name and Number of Shares Deferred	Value
LTIP RSUs granted in 2007	January 31, 2011	$40.00	Mr. Feehan: 2,890 shares	$115,600
LTIP RSUs granted in 2009	January 31, 2011	$40.00	Mr. Feehan: 4,518 shares	$180,720
LTIP RSUs granted in 2010	February 27, 2011	$42.49	Mr. Feehan: 3,456 shares	$146,845
2003 RSUs	December 22, 2011	$45.84	Mr. Feehan: 4,909 shares	$225,029
			Mr. Bessant: 820 shares	$37,589
			Mr. Linscott: 14 shares	$642

*	Shares are valued at the closing price of our common stock on the last trading day prior to the vesting date.

(3)	Values reflect the closing price of our common stock on the day preceding the respective vesting dates.

(4)	Reflects the difference between the market price of our common stock on the date of exercise and the exercise price of the options.

Nonqualified Deferred Compensation for Fiscal 2011

The following table shows (a) compensation deferred by each named executive officer under our Nonqualified Savings Plan and the SERP and (b) information about shares of our common stock receivable upon the vesting of RSUs that were awarded under the LTIP that the named executive officers have deferred and the 2003 RSUs, which, by their terms, are not payable until the executive retires or otherwise leaves. You may find additional information about the Nonqualified Savings Plan and the SERP under “Compensation Discussion and Analysis – 2011 Compensation – Retirement and Other Policies and Practices Related to Our Executive Compensation Program.”

Name	Plan	Executive Contributions in 2011(1)	Registrant Contributions in 2011(2)	Aggregate Earnings in 2011(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11(4)(5)
Daniel R. Feehan	Nonqualified Savings	$172,029	$36,882	$(21,509)	—	$1,282,866
	SERP	—	$169,548	$(18,552)	—	$1,049,244
	Deferred RSU Shares(6)	$668,194	—	$884,322	—	$4,663,093

Thomas A. Bessant, Jr.	Nonqualified Savings	$20,077	$10,038	$15,078	—	$309,226
	SERP	—	$73,382	$6,817	—	$540,803
	Deferred RSU Shares(6)	$37,589	—	$56,345	—	$305,986

Timothy S. Ho	Nonqualified Savings	$41,928	$15,550	$1,586	—	$84,439
	SERP	—	68,416	$(2,077)	—	$210,531
	Deferred RSU Shares	—	—	—	—	—

Dennis J. Weese	Nonqualified Savings	$31,365	$10,385	$(480)	—	$111,522
	SERP	—	$75,702	$(6,133)	—	$262,213
	Deferred RSU Shares	—	—	—	—	—

J. Curtis Linscott	Nonqualified Savings	$15,094	$7,547	$(601)	—	$79,861
	SERP	—	$54,829	$(3,018)	—	$279,675
	Deferred RSU Shares(6)	$642	—	$933	—	$5,083

(1)	All executive contributions to the Nonqualified Savings Plan described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2011.

(2)	All registrant contributions to the Nonqualified Savings Plan and the SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2011.

(3)	The amounts in this column, which are not included in the Summary Compensation Table, reflect the rate of return on hypothetical investments that each named executive officer has selected for his Nonqualified Savings Plan and SERP accounts from an array of investment options that may be changed by the participant in the plan at any time and that generally mirrors the funds in the 401(k) plan. Investments in our stock are not available under the SERP or the Nonqualified Savings Plan. With respect to shares receivable upon the vesting of RSUs that have been deferred, amounts in this column reflect the return calculated as described in footnote five below. The annual rates of return for hypothetical investments in the Nonqualified Savings Plan and the SERP for the calendar year ended December 31, 2011, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	3.91%	Black Rock U.S. Opportunities Institutional	(9.17)%
Oakmark Equity & Income 1	0.64%	T. Rowe Price Small Cap Value	(0.60)%
Black Rock Equity Dividend A	5.60%	Thornburg International Value R5	(13.05)%
Fidelity Spartan 500 Index Advantage	2.06%	Vanguard Money Market	0.05%
Harbor Capital Appreciation Adm.	0.33%

(4)	Includes the 2011 SERP contributions shown under the “Registrant Contributions in 2011” column that were made in February 2012 for the named executive officers that were employed as of December 31, 2011.

(5)	The vested portions of Mr. Weese’s aggregate balances in the Nonqualified Savings Plan and the SERP at December 31, 2011 were $105,749 and $209,770, respectively. Messrs. Feehan, Bessant, Ho and Linscott were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2011.

(6)	“Deferred RSU Shares” consist of (a) vested RSUs that were awarded under the LTIP and that the named executive officers have deferred and (b) vested 2003 RSUs that are not payable until the executive retires or otherwise leaves. The amounts shown for Deferred RSU Shares consist of:

(i) in the “Executive Contributions in 2011” column, the aggregate value of deferred LTIP RSUs and 2003 RSUs set forth in footnote 2 to the Option Exercises and Stock Vested in Fiscal 2011 table.

(ii) in the “Aggregate Earnings in 2011” column, the aggregate change in value from January 1, 2011 through December 31, 2011 of deferred RSU shares outstanding during all of 2011, or from their respective vesting dates through December 31, 2011 for RSU shares deferred during 2011; and

(iii) in the “Aggregate Balance at 12/31/2011” column, the aggregate value of all deferred RSU shares (including those that had vested in prior years) valued at $46.63, the closing price of our common stock at December 30, 2011.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Under Mr. Feehan’s employment agreement, (i) if we terminate Mr. Feehan’s employment other than for just cause or fail to renew the term of the agreement upon expiration or (ii) if Mr. Feehan terminates his employment for good reason, he will be entitled to receive:

•	the remainder of his then-current year’s salary in a lump sum;

•

three times the sum of his then-current salary (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment);

•

his average annual cash bonus for the three preceding years (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment); and

•

all other amounts and benefits Mr. Feehan may be entitled to under our employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.

Under Mr. Feehan’s employment agreement, (i) if Mr. Feehan’s employment is terminated for just cause, (ii) if Mr. Feehan voluntarily terminates his employment without good reason or (iii) if Mr. Feehan becomes incapacitated or dies, he will receive:

•	his base salary through the date of termination;

•	all bonuses earned and vested on or before the date of termination; and

•	the vested portion of any benefit under any benefit plan earned through the date of termination.

In addition, Mr. Feehan’s employment agreement also provides that if he is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months (or until he is no longer incapacitated in the case of disability).

“Just cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the employment agreement; conviction of a felony involving moral turpitude; an intentional misapplication of our funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

“Good reason” means a material breach of the employment agreement by us, a demotion to a position of lower status than our President and Chief Executive Officer, a material reduction of annual base salary or the level of employee benefits or perquisites, a reduction of incentive compensation below that generally made available to our senior executive officers or a relocation of the principal office from Fort Worth, Texas.

In each case, all rights to exercise stock options and rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreement.

Severance Pay Plan for Executives. We do not currently have employment agreements with our other named executive officers. While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of a named executive officer other than the Chief Executive Officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that we determine warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of us and our affiliates related to employment claims arising from the termination and a promise to comply with confidentiality, noncompetition and/or nonsolicitation provisions, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President	President of a Division of the Company
1 but less than 5	9 months	12 months
5 but less than 10	12 months	18 months
10 or more	18 months	24 months

In addition, each executive will receive

•

continued medical and health care benefits for the period set forth in the table above, with us continuing to pay (i) the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and (ii) the costs of supplemental health care benefits; and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was our employee at the end of that year; vested grants under our LTIP or any previous incentive plan; and vested contributions and earnings under our 401(k) plan, the Nonqualified Savings Plan and the SERP. In addition, if the named executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs granted under our LTIP or the 1994 LTIP upon his resignation, retirement or any termination, including by reason of his disability or death, except (i) as described below for terminations during specified periods following our change-in-control and (ii) for RSUs granted after 2010 to executive officers who continue to provide services as members of our Board of Directors immediately following a termination of employment. Additionally, if, prior to the vesting date of any outstanding performance-based RSUs, an executive officer leaves our employment or, for performance-based RSUs granted after 2010, our Board of Directors, and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the performance-based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors, if applicable, following the grant date of the performance-based RSUs is eligible to vest on their vesting date if we achieve the financial performance goals established for the performance-based RSUs when they were granted. Under the LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (a) adversely affect the rights of the holder of such award without such holder’s consent, (b) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m), or (c) cause the recipient to become subject to tax under Section 409A(a)(1). Under the 1994 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Section 409A(a)(1).

In all cases we will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

Mr. Feehan’s employment agreement and our Executive Change-In-Control Severance Agreements for the other named executive officers specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change-in-control.

Mr. Feehan’s Employment Agreement. Under his employment agreement, if Mr. Feehan’s employment with us terminates for any reason other than death, disability or termination for just cause within 12 months after our “change-in-control,” he will be entitled to:

•	earned and unpaid salary and bonuses;

•	a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year;

•	a lump sum equal to three times his annual salary (and such payment will be delayed for six months following termination);

•

a lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year (and such payment will be delayed for six months following termination);

•

immediate vesting and cash out of a pro-rated portion of any outstanding unvested cash-based long-term incentive awards in an amount equal to the higher of the amount to be paid based on actual performance or the target level of each award (and such payment will be delayed for six months following termination);

•	immediate vesting of all equity awards, with the amount paid with respect to performance-based long-term incentive awards to be equal to the maximum amount available under each award;

•	continued health benefits for 36 months, including payment of Company COBRA Premiums and supplemental executive health care benefits; and

•	executive placement services from an executive search/placement firm of up to $50,000.

Mr. Feehan’s employment agreement provides that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of our total voting power or total fair market value of our stock;

•	if, during any 12-month period, any person or group acquires ownership of our stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 50% of the fair market value of all of our gross assets immediately prior to such acquisition or acquisitions.

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers, other than Mr. Feehan, provide that if, within 24 months after our “change-in-control,” we terminate the executive’s employment without cause or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid salary;

•	a pro-rated portion of the target annual bonus under the existing bonus plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;

•	a lump sum equal to two times the executive’s annual salary;

•	a lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year;

•

immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to performance-based equity awards to be equal to the maximum amount available under each award;

•

continued medical and health care benefits for 24 months, consisting of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times our first monthly supplemental executive health care premium, paid in a lump sum;

•	executive placement services from an executive search/placement firm of up to $50,000; and

•

prior to the amendment and restatement of the Executive Change-in-Control Severance Agreements on January 25, 2012, an amount sufficient to cover the costs of any excise tax that may be triggered by the payments described above, plus an amount sufficient to cover additional state and federal income, excise and employment taxes that may arise on this additional payment. This provision was deleted from the Executive Change-in-Control Severance Agreements effective on January 25, 2012 (the “Executive Change-in-Control Agreement Amendment”). See “Compensation Discussion and Analysis – Executive Compensation Practices – Employment and Severance Agreements” for further discussion.

Certain payments under the Executive Change-in-Control Severance Agreements will be delayed for six months if required by Section 409A.

Prior to their amendment and restatement on January 25, 2012, the Executive Change-in-Control Severance Agreements provided that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of our stock;

•	if, during any 12-month period, any person or group acquires ownership of our stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 80% of the fair market value of all of our gross assets immediately prior to such acquisition or acquisitions.

Effective on January 25, 2012, the Executive Change-in-Control Severance Agreements were amended so that a change-in-control is deemed to occur only as described below under “Accelerated Vesting of Awards under Our Long-Term Incentive Plans.”

Accelerated Vesting of Awards under Our Long-Term Incentive Plans. The agreements relating to the RSUs granted under our 1994 LTIP and the RSUs granted under the LTIP, including the annual RSU awards and the 2003 RSUs, provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control. In addition, the agreements related to performance units granted under the LTIP provide that vesting of performance units that are scheduled to vest within twelve months of the change-in-control would be accelerated if there is a change-in-control. The RSU awards granted under the 1994 LTIP and the RSUs and cash-based performance units granted under the LTIP each provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of our stock;

•	if, during any 12-month period, any person or group acquires ownership of our stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 50% of the fair market value of all of our gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting under the Supplemental Executive Retirement Plan and the Nonqualified Savings Plan. The SERP provides that the vesting under the SERP would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. The Nonqualified Savings Plan provides that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of his death or disability or of his job being abolished. The SERP and the Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•

if, without approval by the Board of Directors, any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes 50% or more of the total voting power of our stock;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if we, in one transaction or a series of related transactions, sell more than 50% of our assets.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts and the shares underlying their deferred vested RSUs if their employment terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balances at December 31, 2011 under the Nonqualified Savings Plan and the SERP. All of our named executive officers except for Mr. Weese were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2011. Mr. Weese’s vested balances in these accounts are shown in footnote 6 of the Nonqualified Deferred Compensation Table. The Nonqualified Savings Plan and SERP account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive under these plans would differ from those shown in the Nonqualified Deferred Compensation Table. The last column of the Nonqualified Deferred Compensation Table also reports the value at December 31, 2011 of the shares underlying each named executive officer’s vested deferred RSUs.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers continuing in their respective offices after December 31, 2011, under the existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2011 termination date, using the closing price of our common stock of $46.63 (as reported on the NYSE as of December 30, 2011), where applicable, and assuming that the named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits relating to the year. As of December 31, 2011, each executive had received all of the base salary earned during 2011, and no portion of the base salary was unpaid at that date.

Daniel R. Feehan

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Cause or Voluntary Termination with Good Reason		Involuntary Termination Other than for Cause or Voluntary Termination Following a Change- in-Control
Severance	—		—		$4,839,555	(1)	$5,162,313	(2)
Base Salary Continuation	—		$825,000	(3)	—		—
Short-term incentive compensation	$1,180,575	(4)	$1,180,575	(4)	$1,180,575	(4)	$1,180,575	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		—		$6,574,364	(5)
Continued Health Benefits	—		—		—		$61,472	(6)
Outplacement Benefits	—		—		—		$50,000

Total	$1,180,575		$2,005,575		$6,020,130		$13,028,724

(1)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2011 and (b) three times the average of STI awards of $895,771, $768,784 and $700,000 paid with respect to 2010, 2009 and 2008 performance, respectively.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2011 and (b) three times the actual award paid under the 2010 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12-month period following termination due to death or disability.

(4)	This amount is the actual STI award paid to Mr. Feehan pursuant to the 2011 STI plan.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over a 36-month period and supplemental executive health care benefits to be paid over a 36-month period.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in- Control
Severance	—		$652,500	(1)	$1,479,000	(2)
Short-term incentive compensation	$435,740	(3)	$435,740	(3)	$304,500	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		$2,204,200	(5)
Continued Health Benefits	—		$48,615	(6)	$64,820	(7)
Accrued & Unused Vacation	—		$33,462	(8)	$33,462	(8)
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$799,621	(9)

Total	$435,740		$1,170,317		$4,935,603

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2011 and (b) two times the target award under the 2011 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Bessant pursuant to the 2011 STI plan.

(4)	This amount is the Target Award under the 2011 STI plan to be paid under the Executive Change-in-Control Severance Agreement.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Bessant’s salary at December 31, 2011. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2011 year had been used.

(9)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the average annual compensation during the five calendar years preceding the change-in-control. Due to the Executive Change-in-Control Agreement Amendment, Mr. Bessant is no longer entitled to this tax gross-up amount upon a change-in-control.

Timothy S. Ho

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$622,500	(1)	$1,740,958	(2)
Short-term incentive compensation	$521,028	(3)	$521,028	(3)	$288,575	(4)
Accelerated vesting of LTIP RSU awards	—		—		$741,977	(5)
Accelerated vesting of LTIP Performance Unit Awards	—		—		$672,005	(6)
Continued Health Benefits	—		$15,986	(7)	$21,315	(8)
Accrued & Unused Vacation	$33,519	(9)(10)	$33,519	(10)	$33,519	(10)
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$928,133	(11)

Total	$554,547		$1,193,033		$4,476,482

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Ho’s base salary as of December 31, 2011 and (b) two times the actual award paid under the 2010 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Ho pursuant to the 2011 STI plan.

(4)	This amount is the Target Award under the 2011 STI plan to be paid under the Executive Change-in-Control Severance Agreement.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	This is the value as of December 31, 2011 of 4,300 performance units granted to Mr. Ho under the LTIP during 2011 and scheduled to vest within twelve calendar months following December 31, 2011. See “Compensation Discussion and Analysis – 2011 Compensation – Long-Term Incentive Compensation – Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as Amended – Performance Units” for additional information.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(8)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly supplemental executive health care premium paid in a lump sum.

(9)	Under certain circumstances, the state where Mr. Ho is employed requires payment of accrued and unused vacation.

(10)	Calculated based on Mr. Ho’s salary at December 31, 2011. Assumes none of Mr. Ho’s 168 hours of accrued vacation available for the 2011 year had been used.

(11)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for the five calendar years preceding the change-in-control. Due to the Executive Change-in-Control Agreement Amendment, Mr. Ho is no longer entitled to this tax gross-up amount upon a change-in-control.

Dennis J. Weese

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in- Control
Severance	—		—		$450,000	(1)	$1,530,000	(2)
Short-term incentive compensation	$388,207	(3)	$388,207	(3)	$388,207	(3)	$315,000	(4)
Accelerated vesting of LTIP RSU awards	—		—		—		$1,905,582	(5)
Continued Health Benefits	—		—		$32,410	(6)	$64,820	(7)
Accrued & Unused Vacation	—		—		$34,615	(8)	$34,615	(8)
Accelerated vesting of Nonqualified Savings Plan Balance	—		$5,773	(9)	—		$5,773	(9)
Accelerated vesting of SERP balance	—		—		—		$52,443	(10)
Outplacement Benefits	—		—		—		$50,000
Tax Gross-Ups	—		—		—		$879,420	(11)

Total	$388,207		$393,980		$905,232		$4,837,653

(1)	Includes 12 months base salary payable over a 12-month period following termination.

(2)	This amount is (a) two times Mr. Weese’s base salary as of December 31, 2011 and (b) two times the target award under the 2011 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Weese pursuant to the 2011 STI plan.

(4)	This amount is the Target Award under the 2011 STI plan to be paid under the Executive Change-in-Control Severance Agreement.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over a 12-month period and supplemental executive health care benefits to be paid over a 12-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Weese’s salary at December 31, 2011. Assumes none of Mr. Weese’s 160 hours of accrued vacation available for the 2011 year had been used.

(9)	Represents the unvested portion of Mr. Weese’s Nonqualified Savings Plan balance at December 31, 2011.

(10)	Represents the unvested portion of Mr. Weese’s SERP balance at December 31, 2011.

(11)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the annualized compensation for 2007 through 2010, the only calendar years preceding the change-in-control during which Mr. Weese was employed by us. Due to the Executive Change-in-Control Agreement Amendment, Mr. Weese is no longer entitled to this tax gross-up amount upon a change-in-control.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination Following a Change-in- Control
Severance	—		$510,000	(1)	$1,156,000	(2)
Short-term incentive compensation	$340,578	(3)	$340,578	(3)	$238,000	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		$1,356,420	(5)
Continued Health Benefits	—		$48,249	(6)	$64,332	(7)
Accrued & Unused Vacation	—		$26,154	(8)	$26,154	(8)
Outplacement Benefits	—		—		$50,000
Tax Gross-Ups	—		—		$582,128	(9)

Total	$340,578		$924,981		$3,473,034

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2011 and (b) two times the target award under the 2011 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Linscott pursuant to the 2011 STI plan.

(4)	This amount is the Target Award under the 2011 STI plan to be paid under the Executive Change-in-Control Severance Agreement.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over an 18-month period and supplemental executive health care benefits to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly supplemental executive health care premium paid in a lump sum.

(8)	Calculated based on Mr. Linscott’s salary at December 31, 2011. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2011 year had been used.

(9)	Assumes that excise taxes would be payable under IRS rules for such payments because the present value of all payments resulting from a change-in-control would exceed three times the average annual compensation during the five calendar years preceding the change-in-control. Due to the Executive Change-in-Control Agreement Amendment, Mr. Linscott is no longer entitled to this tax gross-up amount upon a change-in-control.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by our independent registered public accounting firm and internal audit department, evaluating our accounting policies and our system of internal controls that management and the Board of Directors have established and reviewing and discussing our risk assessment and risk management. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee. The charter is available on our website at www.cashamerica.com.

Management is responsible for our system of internal controls over financial reporting and for preparing our financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon.

During 2011, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended December 31, 2011, the Audit Committee has:

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reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 with management and our independent registered public accounting firm;

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received the written disclosures and the letter from the independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of the independent registered public accounting firm with such firm; and

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discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with generally accepted accounting principles or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

SHAREHOLDER PROPOSALS

Shareholders who desire to present a proposal to be included in our proxy statement for our 2013 Annual Meeting of Shareholders must submit the proposal to us no later than December 14, 2012 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any such proposal must be sent in writing to our Corporate Secretary at 1600 West 7th Street, Fort Worth, Texas 76102.

Shareholders who desire to present other business at our 2013 Annual Meeting of Shareholders without inclusion in our proxy statement for such meeting must notify our Corporate Secretary in writing at 1600 West 7th Street, Fort Worth, Texas 76102 of such intent in a timely manner in accordance with our Amended and Restated Bylaws. To be timely, our Amended and Restated Bylaws require that proposals be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws is available upon request from our Corporate Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation – Director Nominations – Shareholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

PROPOSED ENOVA INTERNATIONAL, INC. INITIAL PUBLIC OFFERING

On September 15, 2011, Enova, our wholly-owned subsidiary that comprises our e-commerce segment, filed a registration statement on Form S-1 with the SEC in connection with a proposed IPO of its common stock. At the date this proxy statement is being made available to our shareholders, the registration statement is not effective. The completion of the IPO is subject to numerous conditions, including market conditions, and we can provide no assurance that it will be successfully completed. The securities offered under the registration statement may not be sold, nor may offers to buy be accepted prior to the time that the registration statement becomes effective. The information contained in this proxy statement with respect to the Enova IPO shall not constitute an offer to sell or a solicitation of an offer to buy these securities.

* * * *

Your vote is important to us. Please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President, General Counsel and Secretary

April 13, 2012

Annex A

CASH AMERICA INTERNATIONAL, INC.

FIRST AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1    Background and Purpose.  The Cash America International, Inc. Senior Executive Bonus Plan (the “Original Plan”) was approved by the shareholders of the Company at its 2007 Annual Meeting of Shareholders. The Original Plan became effective January 1, 2008 and was amended on January 28, 2009 (collectively, the “Amended Plan”). The Amended Plan is hereby amended and restated in its entirety, as provided herein (the “Plan”). The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. Amounts paid under the Plan are intended to qualify as performance based compensation under Code Section 162(m).

1.2    Effective Date of First Amended and Restated Plan.  The Plan is effective on January 1, 2012 (the “Effective Date”), subject to the approval by a majority of the votes cast, in person or by proxy, at the 2012 Annual Meeting of Shareholders (the “2012 Shareholder Approval”). No awards shall be made under the Plan for any Plan Year beginning after December 31, 2012, unless the Plan receives 2012 Shareholder Approval. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. An Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2    “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, is controlled by, controlling or under common control with the Company.

2.3    “Base Salary” means as to a Participant for any Plan Year, the Participant’s base pay computed using (i) an average of the Participant’s annual rate(s) of base pay in effect during the Plan Year, (ii) the Participant’s rate of base pay in effect on a specified date during the Plan Year or (iii) such other method as may be determined by the Committee. The Committee shall establish in writing on or prior to the Determination Date the method of computing Base Salary for the Plan Year, including, as applicable, the manner of taking into account any changes in the Participant’s annual rate of base pay during the Plan Year and the specified date as of which Base Salary for the Plan Year shall be determined. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4    “Board” means the Company’s Board of Directors.

2.5    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

2.6    “Committee” means the Management Development and Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7    “Company” means Cash America International, Inc., a Texas corporation.

2.8    “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.9    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10    “Maximum Award” means as to any Participant for any Plan Year, Two Million Five Hundred Thousand ($2,500,000) Dollars. The Maximum Award is the maximum amount which may be paid to a Participant for awards earned pursuant to this Plan during any Plan Year.

2.11    “Participant” means as to any Plan Year, an officer of the Company or an Affiliate who has been selected by the Committee for participation in the Plan for that Plan Year.

2.12    “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The Payout Formula may differ from Participant to Participant.

2.13    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, such Performance Goals shall be based on the attainment of one or more of the following objective measures with respect to the Company or an Affiliate, or such subsidiary, division or department of the Company or an Affiliate for or within which the

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Participant performs services: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; pre- or after-tax income from continuing operations; pre-or after-tax income excluding extraordinary, unusual or nonrecurring items; earnings per share; earnings per share from continuing operations; earnings per share excluding extraordinary, unusual or nonrecurring items; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and/or improvement in or attainment of working capital levels. Performance Goals shall be set by the Committee in writing within the time period prescribed by Section 162(m) of the Code so that the outcome is substantially uncertain at the time the Performance Goals are established. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other companies.

2.14    “Plan Year” means the 2008 fiscal year of the Company and each succeeding fiscal year of the Company.

2.15    “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, which may be expressed as a percentage of his or her Base Salary or on any other basis as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants.  On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company and any of its Affiliates who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2    Determination of Performance Goals.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3    Determination of Target Awards.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4    Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout

3

Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5    Determination of Actual Awards.  After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company and all of its Affiliates prior to December 31 of the Plan Year, including by reason of Disability or death, he or she shall not be entitled to the payout of an Actual Award for the Plan Year, provided, however, that the Committee, in its discretion, may (i) waive the requirement that a Participant be employed on the last day of the Plan Year to receive payout of an Actual Award for the Plan Year and authorize payment to the Participant of all or a portion of the Actual Award for that participant based on the Payout Formula applicable to the Participant and actual achievement of the Performance Goals for the Plan Year or (ii) permit an Award to be assumed by a former Affiliate in accordance with Section 5.4 below.

SECTION 4

PAYMENT OF AWARDS

4.1    Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2    Timing of Payment.  Payment of each Actual Award shall be made between January 2 and March 15, inclusive, following the end of the Plan Year during which the Actual Award was earned.

4.3    Form of Payment.  Each Actual Award shall be paid in a single lump sum, and shall normally be paid in cash (or its equivalent).

4.4    Other Deferral of Actual Awards.  The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. The

4

establishment, terms and operations of any such program shall be executed in a manner that complies with Code Section 409A. For any Actual Awards that provide nonqualified deferred compensation subject to Code Section 409A(a)(2), payment of the Award to a “specified employee,” as defined in Code Section 409A, upon separation from service, to the extent required under Code Section 409A, shall not be made before six months after the date on which the separation from service occurs. The Plan generally is intended to provide awards that qualify as short-term deferrals exempt from Code Section 409A. To the extent that any Actual Awards are deferred hereunder, this Plan is intended to comply with Code Section 409A, and shall be interpreted accordingly.

4.5    Payments in the Event of Death.  If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1    Committee is the Administrator.  The Plan shall be administered by the Committee.

5.2    Committee Authority.  The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3    Tax Withholding.  The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state and local taxes.

5.4    Assumption of Awards by Former Affiliates.  In the event that an Affiliate becomes a separate publicly-held corporation (within the meaning of Code Section 162(m)) during a Plan Year and, as a result, ceases to be an Affiliate, the Committee, in its sole discretion, may (i) permit such former Affiliate to assume responsibility for awards established by the Committee for such Plan Year for Participants who are employed by such former Affiliate or its subsidiaries and (ii) to the extent permitted under Code Section 162(m), delegate to the compensation committee of such former Affiliate (or a committee that functions as such former Affiliate’s compensation committee) the Committee’s authority to administer each such award after such former Affiliate ceases to be an Affiliate, including making any and all determinations and certifications required by the Plan. For purposes of this section, “compensation committee” shall refer to a committee of the board of directors of such former Affiliate consisting solely of two or more individuals who qualify under Code Section 162(m) as “outside directors” of such former Affiliate.

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SECTION 6

GENERAL PROVISIONS

6.1    Nonassignability.  A Participant shall have no right to encumber, assign or transfer any interest under this Plan.

6.2    No Effect on Employment.  The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of his or her employment of any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3    No Individual Liability.  No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4    Severability; Governing Law.  If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, with the exception of Texas’ conflict of laws provision.

6.5    Affiliates of the Company.  Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any Affiliate of the Company.

6.6    Compensation Recovery.  Notwithstanding anything in the Plan to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a material restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, and such accounting restatement is required at any time within two years following the applicable incentive payment date, the Committee may, in its discretion or as necessary to comply with applicable law, require the Participant to repay to the Company and/or its Affiliates an amount equal to all or any portion of the incentive payment received under the Plan with respect to the applicable incentive payment date as may be determined to be appropriate or necessary by the Committee or as may be required by applicable law. Such repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation will be satisfied in cash or in such other form of consideration, such as shares of stock of the Company, permitted by applicable law and acceptable to the Committee, and the Committee may provide for an offset to any future

6

payments owed by the Company or any of its Affiliates to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any such offset and may require immediate repayment by the Participant. Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements and/or any compensation recovery or clawback policy adopted by the Company after the Effective Date, the Company may unilaterally amend this Compensation Recovery provision without the approval of the Company’s shareholders or any Participant hereunder, and any such amendment shall be made by providing notice of such amendment to each Participant affected by the amendment, and such amendment shall be binding on each such Participant; provided, however, regardless of whether the Company makes such a unilateral amendment to this Compensation Recovery provision or provides such notice to Participant, Participant shall be bound by any compensation recovery or clawback policy adopted by the Company after the Effective Date ..

SECTION 7

AMENDMENT AND TERMINATION

7.1    Amendment and Termination.  The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to shareholder approval.

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CASH AMERICA INTERNATIONAL, INC. 1600 WEST 7TH STREET FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON

You may vote in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44850-P22260                      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASH AMERICA INTERNATIONAL, INC. The Board of Directors recommends you vote “FOR” the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees:
	01) Daniel E. Berce	05) James H. Graves
	02) Jack R. Daugherty	06) B.D. Hunter
	03) Daniel R. Feehan	07) Timothy J. McKibben
	04) Albert Goldstein	08) Alfred M. Micallef
The Board of Directors recommends you vote “FOR” proposals 2, 3 and 4:						For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2012.					☐	☐	☐
3.	Advisory vote on executive compensation.					☐	☐	☐
4.	Approval of the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan.					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street,

Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Cash America International, Inc. Notice of Meeting, Proxy Statement and Annual Report with Form 10-K to

Shareholders are available at www.proxyvote.com.

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M44851-P22260

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Daylight Time, May 24, 2012

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with full power of substitution, to represent the undersigned, with all powers the undersigned would possess if personally present and vote at the Annual Meeting of Shareholders of Cash America International, Inc., to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 24, 2012, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in my name as of the record date of March 27, 2012, on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side). In their discretion, Messrs. Daugherty, Feehan and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side